Exhibit 10.1

Execution Version

CONFIDENTIAL

PURCHASE AND SALE AGREEMENT

by and among

TCFII NXEDGE HOLDINGS LLC,

TCFII NXEDGE LLC

and

ENPRO HOLDINGS, INC.

dated as of

November 4, 2021

TABLE OF CONTENTS

Page

ARTICLE 1	PURCHASE AND SALE	1

1.01	Purchase and Sale of the Purchased Interests	1
1.02	Purchase Price	1
1.03	Closing	1
1.04	Closing Payments	1
1.05	Purchase Price Adjustment	2
1.06	Withholding Rights	5
1.07	Purchase Price Allocation	6

ARTICLE 2	CONDITIONS TO CLOSING	6

2.01	Conditions to the Obligations of All Parties	6
2.02	Conditions to the Obligations of Buyer	7
2.03	Conditions to the Obligations of Seller	8
2.04	Waiver of Conditions; Frustration of Conditions	9

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY	9

3.01	Organization, Power and Authority	9
3.02	Capitalization and Related Matters; Organizational Documents.	9
3.03	Authorization; Consents and Approvals; No Breach.	10
3.04	Financial Statements and Related Matters.	11
3.05	Absence of Undisclosed Liabilities	12
3.06	No Material Adverse Effect	12
3.07	Absence of Certain Developments.	12
3.08	Assets.	14
3.09	Tax Matters.	14
3.10	Material Contracts.	17
3.11	Intellectual Property Rights.	19
3.12	Privacy and Security	23
3.13	Litigation	23
3.14	Brokerage	23
3.15	Insurance	23
3.16	Labor Matters.	24
3.17	Employee Benefits.	25
3.18	Compliance with Laws; Permits.	27
3.19	Anti-Bribery; Anti-Corruption	27
3.20	International Trade; Import/Export Control.	28
3.21	Product Warranties.	28
3.22	Customers and Suppliers.	29
3.23	Real Property.	29
3.24	Environmental.	31
3.25	Affiliate Transactions and Interests.	31
3.26	Officers and Managers; Bank Accounts; Powers of Attorney.	32
3.27	COVID-19 Subsidy	32

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLER	32

4.01	Organization and Entity Power	32
4.02	Authorization; Consents and Approvals; No Breach.	32

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4.03	Title to Purchased Interests	33
4.04	Litigation	33
4.05	Brokerage	33

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	34

5.01	Organization and Entity Power	34
5.02	Authorization; No Breach.	34
5.03	Litigation	35
5.04	Sufficient Funds.	35
5.05	Investigation	37
5.06	Solvency; Fraudulent Conveyance	37
5.07	Acquisition for Investment	37
5.08	Brokerage	37

ARTICLE 6	COVENANTS AND AGREEMENTS	37

6.01	Access.	37
6.02	Conduct of Business.	38
6.03	Efforts; Further Assurances.	38
6.04	Regulatory Act Compliance.	39
6.05	Distribution of Cash and Cash Equivalents.	40
6.06	Press Releases and Announcements.	40
6.07	Confidentiality.	41
6.08	Employee Benefits Matters	41
6.09	Director and Officer Indemnification and Insurance	42
6.10	Transfer Taxes	42
6.11	Exclusivity.	42
6.12	Expenses.	43
6.13	Certain Post-Closing Access Provisions	43
6.14	Code Section 280G	43
6.15	Consents.	44
6.16	RWI Policy	44
6.17	Financing.	45
6.18	Buyer Parent Filing	47
6.19	Transaction Tax Deductions, Tax Covenants	48
6.20	Resignations.	50
6.21	Release of Property Funds	50

ARTICLE 7	TERMINATION	50

7.01	Termination.	50
7.02	Effect of Termination.	51

ARTICLE 8	DEFINITIONS	51

8.01	Definitions	51
8.02	Usage	65

ARTICLE 9	MISCELLANEOUS	66

9.01	No Survival; Certain Waivers.	66
9.02	Amendment and Waiver	67
9.03	Notices	67

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9.04	Assignment	68
9.05	Severability	69
9.06	No Strict Construction	69
9.07	Captions	69
9.08	Complete Agreement	69
9.09	Company Disclosure Letter	69
9.10	No Additional Representations; Disclaimer	70
9.11	Counterparts	71
9.12	Governing Law	71
9.13	CONSENT TO JURISDICTION	71
9.14	WAIVER OF JURY TRIAL	72
9.15	Prevailing Party	72
9.16	Third Party Beneficiaries	73
9.17	Specific Performance	73
9.18	Time	73
9.19	Provisions Respecting Representation of the Company	73
9.20	Debt Financing Party Arrangements.	74
9.21	Special Indemnity.	75
9.22	Electronic Delivery	76

LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Membership Interest Power
Exhibit C	Form of Company Closing Certificate
Exhibit D	Form of Buyer Closing Certificate
Exhibit E	Agreed Accounting Principles
Exhibit F	Illustrative Closing Statement and Calculation of Net Working Capital, Indebtedness and Cash

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of November 4, 2021, by and among TCFII NxEdge Holdings LLC, a Delaware limited liability company (“Seller”), TCFII NxEdge LLC, a Delaware limited liability company (the “Company”), and EnPro Holdings, Inc., a North Carolina corporation (“Buyer”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 8.

WHEREAS, as of the date hereof, Seller owns all of the issued and outstanding membership interests of the Company (the “Company Interests”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Company Interests held by Seller as of the Closing (the “Purchased Interests”) for the consideration described herein and otherwise on the terms and subject to the conditions contained herein; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.01       Purchase and Sale of the Purchased Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer, convey and deliver to Buyer, all of the Purchased Interests, free and clear of all Liens (other than Liens arising under the Securities Act and applicable state securities laws) or (ii) created or incurred by or at the direction of Buyer).

1.02        Purchase Price. The aggregate purchase price for the Purchased Interests (the “Purchase Price”) shall be an amount equal to: (i) the Base Purchase Price, plus (ii) the Closing Cash-on-Hand, minus (iii) Closing Indebtedness, plus (iv) the amount (if any) by which the Closing Net Working Capital exceeds the Targeted Net Working Capital, minus (v) the amount (if any) by which the Targeted Net Working Capital exceeds the Closing Net Working Capital, minus (vi) the Company Expenses.

1.03        Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement (the “Closing”) shall take place (a) by telephone conference and electronic exchange of documents at 10:00 a.m. Eastern Time, on the second (2nd) Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 2 (other than those conditions that by their nature or terms are to be satisfied at the Closing, provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing); provided, further, that in no event shall the Closing occur prior to forty-five (45) days after the date of this Agreement without the prior written consent of Buyer or (b) at such other place, time or date as Buyer and Seller may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

1.04        Closing Payments. At the Closing:

(a)          Buyer shall deliver or cause to be delivered to Seller an aggregate amount in cash equal to the Estimated Purchase Price (less the Adjustment Escrow Deposit Amount), by wire transfer of immediately available funds to the account or accounts designated in writing by Seller at least two (2) Business Days prior to the Closing Date.

(b)         Buyer shall deliver or cause to be delivered, by wire transfer of immediately available funds an aggregate amount equal to the Adjustment Escrow Deposit Amount to the Escrow Agent for deposit into a separate escrow account (the “Adjustment Escrow Account”) established pursuant to the terms of an escrow agreement, substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”), by and among Buyer, Seller and the Escrow Agent.

(c)         Buyer shall deliver or cause to be delivered, to the intended beneficiaries thereof (as identified in the Payoff Letters, if applicable, or as otherwise identified in writing by Seller to Buyer at least two (2) Business Days prior to Closing), by wire transfer of immediately available funds to the account designated in writing by Seller at least two (2) Business Days prior to Closing, (i) amounts due and owing pursuant to the Credit Facility (as set forth in the applicable Payoff Letter), (ii) the Company Expenses set forth in final invoices with respect thereto delivered to Buyer at least two (2) Business Days prior to Closing and (iii) any Liabilities included in the computation of Estimated Closing Indebtedness which by their terms or pursuant to this Agreement are required to be paid at the Closing; provided, that any such Company Expenses or such other Liabilities that constitute compensatory payments to employees or other individual service providers of the Company Entities shall be paid by Buyer to the applicable Company Entity for further distribution to such employees or other individual service providers through the payroll systems of such Company Entity.

1.05        Purchase Price Adjustment.

(a)         At least three (3) Business Days, but no more than five (5) Business Days, prior to the Closing, the Company shall prepare in good faith and deliver to Buyer (i) an estimated consolidated balance sheet of the Company Entities as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”), and (ii) a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimates of the Closing Cash-on-Hand (the “Estimated Closing Cash-on-Hand”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), the Company Expenses (the “Estimated Company Expenses”), and the Purchase Price resulting therefrom (the “Estimated Purchase Price”), in each case, with reasonable supporting detail to evidence the calculations of such amounts. An illustrative example of the Estimated Closing Statement as of the Latest Balance Sheet Date, is set forth on Exhibit F attached hereto. The Estimated Closing Balance Sheet, the Estimated Closing Cash-on-Hand, the Estimated Closing Indebtedness, the Estimated Closing Net Working Capital and the Estimated Company Expenses shall each be calculated in accordance with the Agreed Accounting Principles and the applicable definitions contained in this Agreement. From and after delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement until the Closing, the Company shall (x) provide Buyer and its representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Company Entities and to the senior management personnel of the Company Entities familiar with the Estimated Closing Balance Sheet, Estimated Closing Statement or the Agreed Accounting Principles, in each case to the extent reasonably requested by Buyer or any of its representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement, provided, that such access or related activities may be limited to the extent necessary due to COVID-19 or COVID-19 Measures (but Seller and the Company shall make reasonable accommodations, including granting remote access, to the extent in-person access is materially limited due to COVID-19 Measures), and (y) cooperate with Buyer and its representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement. The Company shall consider in good faith any comments to the Estimated Closing Balance Sheet and Estimated Closing Statement proposed by Buyer.

(b)         Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller (i) an unaudited consolidated balance sheet of the Company Entities as of the Adjustment Calculation Time (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth Buyer’s calculation in reasonable detail of the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital and the Company Expenses and the Purchase Price resulting therefrom. The Closing Balance Sheet, the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, and the Company Expenses shall each be calculated in accordance with the Agreed Accounting Principles and in a manner consistent with Exhibit F and with the applicable definitions contained in this Agreement. During the thirty (30) days immediately following Seller’s receipt of the Closing Balance Sheet and the Closing Statement, Buyer shall, and shall cause the Company Entities to, (x) provide Seller and its representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Company Entities and to the senior management personnel of the Company Entities involved in the preparation of the Estimated Closing Balance Sheet, Estimated Closing Statement, Closing Balance Sheet, Closing Statement or the Agreed Accounting Principles, and (y) use commercially reasonable efforts, which shall not be construed to include or require the payment of any amount of money to any Person, to provide Seller and its representatives with reasonable access to any former employees of the Company Entities who were involved in the preparation of such documents, in each case to the extent reasonably requested by Seller or any of its representatives in connection with their review of the Closing Balance Sheet and the Closing Statement, provided, that such access or related activities may be limited to the extent necessary due to COVID-19 or COVID-19 Measures (but Buyer shall make reasonable accommodations, including granting remote access, to the extent in-person access is materially limited due to COVID-19 Measures), and (z) cooperate with Seller and its representatives in connection with their review of the Closing Balance Sheet and the Closing Statement.

(c)         The Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses and Purchase Price set forth thereon shall become final and binding upon the parties thirty (30) days following Seller’s receipt thereof unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer on or prior to such date; provided, that (i) the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses and Purchase Price set forth thereon shall become final and binding upon the parties upon Seller’s delivery, prior to the expiration of such thirty (30)-day period, of written notice to Buyer of its acceptance of the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses and Purchase Price set forth thereon, (ii) except to the extent addressed by a duly delivered Notice of Disagreement prior to the expiration of such thirty (30)-day period, the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses and Purchase Price set forth thereon, shall become final and binding upon the parties upon Seller’s delivery of a Notice of Disagreement, and (iii) a Notice of Disagreement may only include disagreements based on (A) the failure of the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital and Company Expenses, in each case as reflected on the Closing Statement, to be calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement and/or (B) mathematical errors in the computation of the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses or the Purchase Price. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted.

(d)          If a timely Notice of Disagreement is delivered by Seller to Buyer in accordance with Section 1.05(c), then the Closing Balance Sheet and the Closing Statement (as revised in accordance with this Section 1.05(d)), and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses and Purchase Price set forth thereon shall become final and binding upon the parties on the earlier of (x) the date all matters specified in the Notice of Disagreement are finally resolved in writing by Seller and Buyer and (y) the date all matters specified in the Notice of Disagreement not resolved by written agreement of Seller and Buyer are finally resolved in writing by a nationally recognized accounting firm (other than a so-called “Big Four” accounting firm) mutually selected by Seller and Buyer (such firm, the “Arbiter”). The Closing Balance Sheet and the Closing Statement shall be revised to the extent necessary to reflect any resolution by Seller and Buyer and/or any final resolution made by the Arbiter in accordance with this Section 1.05(d). During the thirty (30) days immediately following the delivery of a Notice of Disagreement in accordance with Section 1.05(c) or such longer period as Seller and Buyer may agree in writing, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement). At the end of such thirty (30)-day period or such agreed-upon longer period, Seller and Buyer shall submit to the Arbiter for, acting as an expert and not an arbitrator, review and resolution any and all matters (but only such matters) identified in the Notice of Disagreement which remain in dispute. Buyer and Seller shall instruct the Arbiter to, and the Arbiter shall, make a final determination of such disputed items in accordance with the guidelines and procedures set forth in this Agreement. Buyer and Seller will reasonably cooperate with the Arbiter during the term of its engagement. Buyer and Seller shall instruct the Arbiter not to, and the Arbiter shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. Buyer and Seller shall also instruct the Arbiter to, and the Arbiter shall, make its determination based solely on presentations by Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Agreement and not on the basis of an independent review. The Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses and Purchase Price set forth thereon shall become final and binding on the parties hereto on the date the Arbiter delivers its final resolution in writing, along with its analysis setting forth, in reasonable detail, the basis for such final resolution, to Buyer and Seller (which final resolution shall be requested by the parties to be delivered not more than thirty (30) days following submission of such disputed matters), and such resolution by the Arbiter shall not be subject to court review or otherwise appealable, absent manifest error or manifest failure by the Arbiter to adhere to the requirements of this Agreement. Seller shall pay a portion of the fees and expenses of the Arbiter equal to the percentage by which the portion of the disputed amounts in Seller’s submission to the Arbiter not awarded to Seller bears to the aggregate amount actually disputed by Seller in Seller’s submission to the Arbiter, and Buyer shall pay the remaining portion of such fees and expenses.

(e)          If the Estimated Purchase Price is less than or equal to the Purchase Price (such shortfall, if any, the “Adjustment Amount”), then within two (2) Business Days after the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses and the Purchase Price set forth thereon become final and binding on the parties pursuant to this Section 1.05, (i) Buyer shall make payment of the Adjustment Amount (if any), by wire transfer in immediately available funds (or other alternative delivery arrangement mutually agreed by Seller and Buyer in writing) to, or as directed by, Seller, and (ii) Buyer and Seller shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment from the Adjustment Escrow Account within two (2) Business

Days after receipt of such instructions to, or as directed by, Seller of the amount equal to (i) the Adjustment Escrow Funds minus (ii) in the event the Indemnified Claim has not been resolved in accordance with Section 9.21, the Reserve Amount.

(f)          If the Estimated Purchase Price is greater than the Purchase Price (such excess, the “Excess Amount”), then Buyer and Seller shall, within two (2) Business Days after the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, Company Expenses and the Purchase Price set forth thereon become final and binding on the parties pursuant to this Section 1.05, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment, within two (2) Business Days after receipt of such instructions, to Buyer, by wire transfer in immediately available funds of the Excess Amount from the Adjustment Escrow Funds in the Adjustment Escrow Account.  If the Excess Amount is less than the difference between (i) the Adjustment Escrow Funds minus (ii) in the event the Indemnified Claim has not been resolved in accordance with Section 9.21, the Reserve Amount (such shortfall, the “Available Adjustment Escrow Funds”), then Buyer and Seller shall, simultaneously with the delivery of the joint written instructions referred to in the immediately preceding sentence, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Available Adjustment Escrow Funds from the Adjustment Escrow Account to, or as directed by, Seller.

(g)          Buyer agrees that (i) the purpose of the adjustments provided for in this Section 1.05 is to measure the difference between estimated and actual levels of Closing Cash on Hand, Closing Indebtedness, Closing Net Working Capital and Company Expenses, in each case calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement, (ii) the payment of the Excess Amount (if any) from the Adjustment Escrow Funds in the Adjustment Escrow Account (up to an amount equal to the Adjustment Escrow Funds) in accordance with the Escrow Agreement shall be the sole and exclusive remedy and source of recovery for Buyer for payment of the Excess Amount (if any), and (iii) the adjustments and dispute resolution provisions provided for in this Section 1.05 shall be exclusive remedies for the matters addressed by this Section 1.05 (other than any action for specific performance of any covenant provided for in this Section 1.05).  For the avoidance of doubt, neither Seller nor any of its Non-Recourse Parties shall have any liability for any amount due pursuant to this Section 1.05 except to the extent of funds available in the Adjustment Escrow Account (even if the Excess Amount exceeds the Adjustment Escrow Funds in the Adjustment Escrow Account) and no claim by Buyer for payment of any amount due pursuant to this Section 1.05 shall be asserted against Seller or any of its Non-Recourse Parties.  Buyer agrees that following the Closing it will not, and it will cause the Company Entities not to, take any actions with respect to the accounting books, records, principles, policies, treatments, categorizations, practices, methods, bases and estimates of the Company Entities that would reasonably be expected to obstruct or prevent the preparation of the Closing Balance Sheet or the Closing Statement as provided in this Section 1.05.

(h)          Any payment made pursuant to this Section 1.05 shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

1.06        Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Buyer, Seller and the Escrow Agent shall each be entitled to deduct and withhold from the Purchase Price or any other payments required to be made hereunder or under the Escrow Agreement such amounts as Buyer, Seller or the Escrow Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of state, local or non-U.S. Tax law. To the extent that amounts are so deducted or withheld and duly and timely remitted to the appropriate Governmental

Entities by Buyer, Seller or the Escrow Agent, as applicable, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than with respect to payments in the nature of compensation subject to payroll Taxes or attributable to the failure of Seller to deliver the certifications described in Section 2.02(d)(v) and Section 2.02(d)(vi), Buyer or the Escrow Agent, as applicable, shall use commercially reasonable efforts to give Seller at least five (5) Business Days’ prior written notification of its intention to make any such deduction or withholding and shall cooperate with Seller to mitigate, reduce or eliminate any such deduction or withholding. To the extent Buyer or the Escrow Agent deducts or withholds any amount from Seller that it was not required to deduct or withhold, it shall promptly following demand therefor, but in any event within two (2) Business Days after such demand, remit to Seller the amount wrongly withheld.

1.07          Purchase Price Allocation. The parties hereto acknowledge that the sale of the Purchased Interests pursuant to this Agreement will be treated for U.S. income tax purposes as a purchase by Buyer of 100% of the assets of the Company. Within ninety (90) days following the finalization of the Purchase Price under Section 1.05, Buyer shall provide Seller with a draft allocation of the Purchase Price (as finally determined pursuant to Section 1.05) and the Liabilities of the Company Entities among the assets of the Company Entities, as appropriate, in accordance with Code Section 1060 and Treasury regulations thereunder (and any similar provision of state, local or non-U.S. law, as appropriate) and the allocation methodology (the “Allocation Methodology”) set forth on Schedule 1.07 (the “Draft Allocation”). For a period of 30 days following the delivery of the Draft Allocation, Buyer and Seller agree to attempt to resolve any disputes with respect to such Draft Allocation in good faith. If Buyer and Seller are unable to resolve such disputes within such 30-day period, such unresolved disputes will be submitted to the Arbiter for final determination in a manner consistent with Section 1.05 (and any fees shall be borne by the parties as described in Section 1.05(d)); provided, that notwithstanding anything to the contrary in this Agreement, the Arbiter shall be bound by, and shall resolve any such disputes in accordance with, the Allocation Methodology. The allocation as finally agreed by Buyer and Seller or as so resolved by the Arbiter (the “Final Allocation”) shall be binding for purposes of this Agreement. The Seller, Company Entities and Buyer and their Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such the Final Allocation. No Company Entity nor Seller or Buyer shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such Final Allocation unless required to do so by applicable Law.

ARTICLE 2
CONDITIONS TO CLOSING

2.01        Conditions to the Obligations of All Parties. The obligation of each of Buyer and Seller to consummate the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction, or waiver (to the extent permitted by applicable Law) by Buyer and Seller, of each of the following conditions at or prior to the Closing:

(a)          All applicable waiting periods under the HSR Act shall have expired or been terminated (the “HSR Approval”);

(b)        No Order of any Governmental Entity of competent jurisdiction shall be in effect that restrains, prohibits or makes illegal the consummation of the purchase and sale of the Purchased Interests or any of the other transactions contemplated by this Agreement; and

(c)          No applicable Law shall have been enacted, promulgated or enforced by any Governmental Entity that restrains, prohibits or makes illegal the consummation of the purchase and sale of the Purchased Interests or any of the other transactions contemplated by this Agreement.

2.02        Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction, or waiver (to the extent permitted by applicable Law) by Buyer, of each of the following additional conditions at or prior to the Closing:

(a)          (i) The Company and Seller Fundamental Representations (other than the representations of the Company set forth in Section 3.09) (each interpreted without giving effect to any limitation or qualification as to materiality or Material Adverse Effect) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)), (ii) the representation and warranty of the Seller and the Company in Section 3.06 shall be true and correct in all respects, and (iii) each of the other representations and warranties of the Seller Parties contained in Article 3 and Article 4, respectively (each interpreted without giving effect to any limitation or qualification as to materiality or Material Adverse Effect), shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)), except in the case of this clause (iii) for any failure of such representations or warranties to be so true and correct as had not had and would not reasonably be expected to have, individually or in the aggregate with all such other failures, a Material Adverse Effect;

(b)          Neither the Company nor Seller shall be in material breach of any covenant or agreement contained in this Agreement that the Company or Seller was required to perform prior to the Closing;

(c)          A Material Adverse Effect shall not have occurred after the date of this Agreement;

(d)          Seller or the Company shall have delivered to Buyer each of the following (which if delivered prior to the Closing shall be in full force and effect as of the Closing):

(i)          a membership interests power or similar instrument of assignment and conveyance in the form of Exhibit B attached hereto, evidencing the transfer of the Purchased Interests from Seller to Buyer duly executed on behalf of Seller;

(ii)          a certificate in the form of Exhibit C attached hereto dated as of the Closing Date and signed by a senior executive officer of each of the Company and the Seller (solely with respect to itself), confirming the foregoing matters in Section 2.02(a), Section 2.02(b) and Section 2.02(c);

(iii)          a copy of the Escrow Agreement, duly executed on behalf of Seller and the Escrow Agent;

(iv)          certified copies of (1) the Organizational Documents of the Company, (2) the resolutions or consents of the managing member of the Company authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Company is party and the consummation of the transactions contemplated hereby and thereby, and (3) the resolutions or consents of the board of managers of Seller authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Seller is party and the consummation of the transactions contemplated hereby and thereby, and a good standing (or similar) certificate for each of the Company and the Seller, dated as of a recent date, from its state of organization;

(v)          a certificate, dated as of the Closing Date and sworn under penalty of perjury, in the form of Treasury Regulations Sections 1.897‑2(h) and 1.1445‑2(c), certifying that NxEdge, Inc. is not a United States real property holding corporation and a notice to be mailed (together with a copy of the certificate) to the Internal Revenue Service in accordance with Section 1.897-2(h)(2) of the Treasury Regulations; provided that the only remedy for failure to deliver such certificate shall be for Buyer to withhold the Taxes required by Law to be withheld;

(vi)         a certificate, dated as of the Closing Date and sworn under penalty of perjury, in the form of Treasury Regulation Section 1.1446(f)-2 and as required by Code Section 1446(f) certifying that Seller is not a foreign person (or alternatively, a duly executed IRS Form W‑9 from Seller); provided that the only remedy for failure to deliver such certificate shall be for Buyer to withhold the Taxes required by Law to be withheld;

(vii)        a termination, in each case in form and substance reasonably satisfactory to Buyer, of all arrangements or contracts between a Company Entity and any of its Affiliates (other than another Company Entity) set forth on Schedule 2.02(d)(vii); and

(viii)      copies of Payoff Letters for the Credit Facility, duly executed on behalf of the applicable lender, secured party or administrative agent, and any necessary UCC authorizations or other releases (including releases of deeds of trust) as may be required to evidence the satisfaction of or release from such Indebtedness, including the Required Lien Releases.

2.03        Conditions to the Obligations of Seller. The obligation of Seller to consummate the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement is subject to the satisfaction, or waiver (to the extent permitted by applicable Law) by Seller, of each of the following additional conditions at or prior to the Closing:

(a)          (i) The Buyer Fundamental Representations (each interpreted without giving effect to any limitation or qualification as to materiality or material adverse effect or other terms of similar import or effect) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) the other representations and warranties of Buyer contained in Article 5 (each interpreted without giving effect to any limitation or qualification as to materiality or material adverse effect or other terms of similar import or effect) shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)), except in the case of this clause (ii) for any failure of such representations or warranties to be so true and correct as had not had and would not reasonably be expected to have, individually or in the aggregate with all such other failures, a material adverse effect on Buyer’s ability to consummate the purchase and sale of the Purchased Interests or any of the other transactions contemplated by this Agreement;

(b)          Buyer shall not be in material breach of any covenant or agreement contained in this Agreement that the Buyer was required to perform prior to the Closing;

(c)          Buyer shall have delivered to the Seller Parties each of the following (which if delivered prior to the Closing shall be in full force and effect as of the Closing):

(i)           a certificate in the form of Exhibit D attached hereto dated as of the Closing Date and signed by a senior officer of Buyer on behalf of Buyer confirming the foregoing matters in Section 2.03(a) and Section 2.03(b);

(ii)          a copy of the Escrow Agreement, duly executed on behalf of Buyer; and

(iii)        certified copies of (A) the Organizational Documents of Buyer, and (B) the resolutions or consents of the board of directors (or equivalent governing body) of Buyer authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Buyer is party and the consummation of the transactions contemplated hereby and thereby.

2.04          Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. None of Seller, the Company or Buyer may rely on the failure of any condition set forth in this Article 2, as applicable, to be satisfied if such failure was caused by the breach by such Person of any of its representations, warranties, covenants or agreements contained in this Agreement or by such Person’s failure to use, as required by this Agreement, its commercially reasonable efforts to consummate the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Except as set forth in the applicable section of the Company Disclosure Letter, Seller and the Company hereby represent and warrant to Buyer as of the date hereof and as of the Closing (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)) as follows:

3.01        Organization, Power and Authority. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite limited liability company power and authority to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to enter into and carry out the transactions contemplated by this Agreement and each of the Ancillary Agreements to which the Company is a party.

3.02        Capitalization and Related Matters; Organizational Documents.

(a)          Section 3.02(a) of the Company Disclosure Letter sets forth the entire authorized, issued and outstanding Equity Securities of the Company. All of the outstanding Company Interests are duly authorized, validly issued and fully paid and have not been issued in violation of applicable securities Law and the Organizational Documents of the Company. All of the outstanding Equity Securities of the Company are held of record and beneficially as set forth on Section 3.02(a) of the Company Disclosure Letter, free and clear of all Liens (other than Liens (i) arising under the Securities Act or applicable state and comparable foreign securities Laws, (ii) arising under the Organizational Documents of the Company, (iii) arising under the Credit Facility and (iv) created or incurred by or at the direction of Buyer).

(b)         Except as set forth on Section 3.02(b) of the Company Disclosure Letter, (i) none of the Company Entities are, and immediately following the Closing none of the Company Entities shall be, subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any Equity Securities; (ii) there are no, and immediately following the Closing there shall not be any, (A) options or other rights to acquire any Equity Securities of any Company Entity, (B) outstanding equity appreciation rights, profit participation or similar rights with respect to the Equity Securities of any Company Entity, or (C) statutory or contractual preemptive rights, co-sale rights, rights of first refusal or similar rights or restrictions with respect to the Equity Securities of any Company Entity, and (iii) except as set forth in the Organizational Documents of the Company Entities, to the Company’s Knowledge, there are no agreements or understandings among the holders of Equity Securities of any Company Entity or among any other Persons with respect to the voting or transfer of the Equity Securities of any Company Entity or with respect to any other aspect of the governance of any Company Entity.

(c)         Section 3.02(c) of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation or other organization, as applicable, and the Person(s) owning the outstanding Equity Securities of such Subsidiary. Except as set forth on Section 3.02(c) of the Company Disclosure Letter, the Company does not have any Subsidiaries and does not hold any Investment in any Person. No Company Entity has any obligation to make any Investment (whether by loan, capital contribution, purchase of securities or otherwise, and including any additional Investments) in any Person other than a Company Entity. Each of the Company’s Subsidiaries is duly organized, validly existing and (where applicable) in good standing under the laws of the jurisdiction of its incorporation or other organization, as applicable, possesses all requisite power and authority and all necessary Permits to own and operate its properties, to carry on its businesses as now being conducted and is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All of the outstanding Equity Securities of each of the Company’s Subsidiaries are, and immediately following the Closing shall be, duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable), and have not been issued in violation of applicable securities Law and the applicable Subsidiary’s Organizational Documents. All such Equity Securities are owned by the Company or another Subsidiary of the Company, free and clear of all Liens (other than Liens (i) arising under the Securities Act or applicable state and comparable foreign securities Laws, (ii) arising under the Organizational Documents of the Subsidiaries of the Company, and (iii) arising under the Credit Facility and (iv) created or incurred by or at the direction of Buyer).

(d)          The Company has made available to Buyer true, correct and complete copies of the Organizational Documents of each Company Entity, and no amendment to any such Organizational Document is pending.

3.03        Authorization; Consents and Approvals; No Breach.

(a)         The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company. This Agreement has been, and at the Closing each Ancillary Agreement to which the Company is party shall be, duly executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, each Ancillary Agreement to which the Company is party, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b)         Except for the HSR Approval, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

(c)          (x) Assuming the receipt of the HSR Approval and (y) except as set forth on Section 3.02(c) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (i) conflict with or result in a material breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Equity Securities of any Company Entity or any of the Company Entities’ material assets pursuant to, or (iv) give any third party the right to modify, terminate or accelerate, or cause or result in any modification, termination or acceleration of, any obligation, or cause or result in any disclosure, license or making available of any material Trade Secrets of any Company Entity pursuant to, the Organizational Documents of any of the Company Entities or any Material Contract to which a Company Entity is party or bound.

3.04        Financial Statements and Related Matters.

(a)          Section 3.04(a) of the Company Disclosure Letter sets forth true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i)           the audited balance sheet of AceCo Precision Manufacturing, LLC as of December 31, 2019, and the related audited statements of income and member’s equity and cash flows for the three-month period ended December 31, 2019;

(ii)          the audited consolidated balance sheet of TCFII NxEdge LLC and its subsidiaries as of December 31, 2019, and the related audited statements of income and member’s equity and cash flows for the fiscal year then ended;

(iii)         the audited consolidated balance sheet of the Company Entities as of each of December 31, 2020, and the related audited consolidated statements of income and owners’ equity and cash flows for the fiscal year then ended; and

(iv)         the unaudited consolidated balance sheet of the Company Entities as of September 30, 2021 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of income for the nine-month period then ended.

Each of the Financial Statements (including the notes thereto, if any) has been prepared from and is consistent with the books and records of the Company Entities, presents fairly in all material respects the financial condition and results of operations and cash flows of the Company Entities on a consolidated basis as of the dates thereof and for the periods covered thereby and has been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of the unaudited Financial Statements, to the absence of footnote disclosures and, in the case of the Latest Balance Sheet, to normal year-end adjustments for recurring accruals (none of which adjustments would be material, individually or in the aggregate, to the Company Entities taken as a whole)).

(b)          The inventory of the Company Entities shown on the Latest Balance Sheet, net of the reserves applicable thereto as shown on the Latest Balance Sheet, is (i) of a quantity and quality maintained by the Company Entities in the ordinary course of business, (ii) adequate for the Company Entities to conduct their businesses as currently conducted, (iii) not damaged except as specifically reserved for on the Latest Balance Sheet and (iv) not obsolete.

(c)         The accounts receivable that are reflected on the Latest Balance Sheet (collectively, the “Accounts Receivable”) are recorded in accordance with GAAP and represent or will represent (i) valid obligations arising from sales actually made or services actually performed by the Company Entities in the ordinary course of business and (ii) amounts due to the Company Entities with respect to arm’s length transactions entered into in the ordinary course of business. There is no written claim or Action, or to the Knowledge of the Company any threatened Action, relating to the amount or validity of such Accounts Receivable.

3.05        Absence of Undisclosed Liabilities. The Company Entities do not have any Liabilities other than: (i) Liabilities adequately reflected on the Latest Balance Sheet or disclosed in the notes thereto or in the notes to the other Financial Statements, (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability resulting from noncompliance with any applicable Laws or Permits, breach of contract, breach of warranty, tort, claim or lawsuit) and that are not, individually or in the aggregate, material in amount, and (iii) Liabilities included in the calculation of Closing Indebtedness, Company Expenses or Closing Net Working Capital.

3.06        No Material Adverse Effect. Since the date of the Latest Balance Sheet, there has occurred no change or effect that has had or would reasonably be expected to have a Material Adverse Effect.

3.07        Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Section 3.07 of the Company Disclosure Letter, or as a result of, COVID-19 or COVID-19 Measures, since the date of the Latest Balance Sheet, (i) the Company Entities have operated their respective businesses in the ordinary course of business, and (ii) none of the Company Entities has:

(a)          incurred, created, paid or repaid any Indebtedness for borrowed money (other than ordinary course repayments under the Credit Facility);

(b)          amended its Organizational Documents;

(c)         entered into any Material Contract other than a purchase order entered into in the ordinary course of business, or accelerated, amended, materially modified, cancelled, terminated or granted any material waiver or release with respect to any Material Contract other than a modification, waiver or release of or with respect to any purchase order in the ordinary course of business;

(d)          effected any restructuring, reorganization or complete or partial liquidation;

(e)          subjected any of its material properties or material assets to any Lien, except for Permitted Liens;

(f)          settled or otherwise compromised any material Action or threatened Action for an amount in excess of $150,000;

(g)          acquired any business (in any form of transaction);

(h)         (i) declared, set aside or made any payment or distribution of property to the Company’s equityholders with respect to such equityholder’s Equity Securities, (ii) purchased, redeemed or otherwise acquired any Equity Securities (other than of wholly-owned Subsidiaries) or (iii) issued or sold any of its Equity Securities or any instruments convertible into Equity Securities;

(i)          sold, assigned, leased, licensed or otherwise transferred any of its tangible assets, except for sales of inventory in the ordinary course of business for fair value;

(j)          sold, transferred, assigned, or licensed to a third party, or abandoned or permitted to lapse or expire any material Intellectual Property Rights owned by a Company Entity (other than non-exclusive licensing of Intellectual Property Rights in the ordinary course of business);

(k)          directly or indirectly engaged in any transaction, arrangement or contract with any Affiliate of any Company Entity or any officer, manager, member, partner, direct or indirect equityholder or other insider of any Affiliate of any Company Entity, except for the payment of compensation or benefits in the ordinary course of business to any such Person who is an employee of any Company Entity or with respect to any Employee Benefit Plan;

(l)          except for actions taken in the ordinary course of business or pursuant to the terms of any Employee Benefit Plan or applicable Law, established, materially amended or terminated any material Employee Benefit Plan or adopted any new material Employee Benefit Plan (or any plan, policy, program, contract, agreement or arrangement that would constitute a material Employee Benefit Plan if it were in existence on the date hereof);

(m)          changed any annual accounting period, adopted or changed any method of accounting or accounting practices, estimation techniques, assumptions, policies or principles theretofore adopted or followed, except as required by GAAP or applicable Law and reflected in a note to the Financial Statements, or reversed any accruals or reserves;

(n)          implemented any material group employee layoffs;

(o)          made capital expenditures or commitments therefor that deviate from the annual capital expenditures budget for the Company Entities made available to Buyer by more than $250,000 in the aggregate;

(p)          made any loans or advances to, guarantees for the benefit of or any Investments in any Person, other than advances to any employee of the Company Entities in the ordinary course of business and not in excess of $100,000 individually or $250,000 in the aggregate;

(q)          (i) made, changed or rescinded any material Tax accounting method, accounting period, policy or election, (ii) filed any material amended Tax Return, (iii) filed or taken any material position on any Tax Return in a manner inconsistent with past practice, (iv) entered into any Tax closing agreement, (v) settled or compromised any Tax Action, (vi) consented to any extension or waiver of the limitations period applicable to any material Tax Action, (vii) requested or entered into any ruling with respect to Taxes, (viii) surrendered any right to claim a material refund, offset or other reduction in Taxes, or (ix) failed to timely file (including allowable extensions) any material Tax Return relating to any Company Entity (and the Seller in respect of the Company Entities);

(r)          (i) materially increased the annual compensation or benefits payable to any of its current or former directors, officers, employees or other individual service providers, except as may be required under existing employment agreements, CBAs or Employee Benefit Plans or with respect to general merit based increases in the ordinary course of business and consistent in magnitude with past practice, (ii) hired any new employees or engaged any new individual independent contractors, unless such hiring or engagement was in the ordinary course of business and was with respect to employees or contractors having an annual base salary or fee not reasonably expected to exceed $200,000, (iii) taken any action to accelerate the payment, funding, right to payment or vesting of any compensation or benefits payable to any directors, officers, employees or other individual service providers under any Employee Benefit Plan (except pursuant to the terms of any Employee Benefit Plan, CBA or applicable Law), or (iv) terminated the employment or service of any employee or other individual service provider of any Company Entity with an annual base salary or fee that exceeds $200,000; or

(s)          authorized, committed or agreed, whether orally or in writing, to do any of the foregoing.

From the date of the Latest Balance Sheet through the date hereof, none of the Company Entities has experienced any loss or damage to property, whether or not covered by insurance, in excess of $250,000.

3.08        Assets.

(a)          Except as set forth on Section 3.08(a) of the Company Disclosure Letter, each of the Company Entities has, and immediately following the Closing will have, good and valid title to, a valid leasehold interest in or a valid license to use the tangible personal properties and assets that are either used or held for use by it, located on its premises, shown on the Latest Balance Sheet or acquired thereafter (the “Assets”), free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and Permitted Liens.

(b)          All tangible Assets have no material defects, are in good condition and repair (ordinary wear and tear excepted) in all material respects, have been reasonably maintained in material conformity with all standards generally followed in the industry and are adequate and fit for use in the ordinary course of business.

(c)          Except as set forth on Section 3.08(c) of the Company Disclosure Letter, the Assets constitute all of the assets, properties and rights, whether tangible or intangible, necessary for the conduct of the Company Entities’ businesses as currently conducted and as proposed to be conducted and will be sufficient for the continued operation of such business immediately following the Closing in substantially the same manner as conducted prior to Closing or as presently proposed to be conducted.

3.09        Tax Matters.

(a)          Each of the Company Entities (and the Seller in respect of the Company Entities) has timely filed (taking into account valid extensions) all income and material other Tax Returns it is required to file under applicable Laws and regulations. All such Tax Returns were true, correct and complete in all material respects, and have been prepared in material compliance with all applicable Laws.

(b)         Each of the Company Entities (and the Seller in respect of the Company Entities) has timely paid all income and other material Taxes due and owing by it (whether or not shown on any Tax Returns), and has timely withheld and paid over to the appropriate Governmental Entity with respect to Taxes all Taxes it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party under applicable Laws.  Each of the Company Entities (and the Seller in respect of the Company Entities) is in material compliance with all applicable information reporting and withholding requirements under applicable Law (including all IRS Forms W-2 and 1099 and any comparable forms under state, local and foreign Tax Law) with respect to Tax. Each of the Company Entities (and the Seller in respect of the Company Entities) has disclosed on its Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Code Section 6662 (or any similar provision of state, local or non-U.S. Tax Law).

(c)          There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of, or Equity Securities of, any of the Company Entities.

(d)          Neither Seller, in respect of the Company Entities, nor any Company Entity has waived or agreed to extend any statute of limitations with respect to any Taxes (or any Tax assessment or deficiency) or agreed to or been granted any extension of time for filing any Tax Return that has not been filed (other than ordinary course extensions), in each case, which waiver or extension is outstanding.

(e)          Except as set forth on Section 3.09(e) of the Company Disclosure Letter, no Tax Actions are pending or being conducted with respect to any of the Company Entities. Neither Seller nor any Company Entity has received from any Governmental Entity any written notice indicating an intent to take any Action with respect to any Tax or Tax Return of either Seller or a Company Entity, which Action has not been fully resolved.

(f)          Except as set forth on Section 3.09(f) of the Company Disclosure Letter, no Tax Action has been made in the last three (3) years by a taxing authority in a jurisdiction where the Company Entities (or the Seller in respect of the Company Entities) does not file Tax Returns that such Company Entity (or the Seller in respect of the Company Entities) is or may be subject to Taxes assessed by such jurisdiction.

(g)          No Company Entity has ever been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return (other than a group the common parent of which is a Company Entity). No Company Entity is liable for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or non-U.S. Law, other than a group the common parent of which is a Company Entity), (ii) as a transferee or successor or (iii) otherwise by operation of Law. No Company Entity is a party to or bound by any Tax Sharing Agreement.

(h)          No Company Entity  will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Law) entered into on or prior to the Closing Date;

(iii) installment sale made or other open transaction entered into prior to the Closing; or (iv) prepaid amount or deferred revenue received outside the ordinary course of business on or prior to the Closing Date; or (v) use of cash, or improper, method of accounting for a taxable period ending on or prior to the Closing Date.

(i)          Within the last five (5) years, no Company Entity has distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 or a comparable provision of state, local, or non-U.S. law.

(j)          No Company Entity is, and none has been, a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b)(1).

(k)         Neither Seller (in respect of a Company Entity) nor any Company Entity has requested or received any written ruling of a Governmental Entity relating to Taxes of the Company Entities or entered into a written agreement with a Governmental Entity relating to Taxes of the Company Entities that would have a continuing effect or require any payment after the Closing Date.

(l)          The accrual for Taxes on the Last Balance Sheet (as adjusted for the passage of time through the Closing Date in accordance with GAAP) would be sufficient to pay all material Tax liabilities of the Company Entities (or in respect of the Company Entities) in full if their respective current taxable periods were treated as ending on the date of the Latest Balance Sheet or as of the Closing Date, as the case may be (excluding any amount recorded or reserved which is attributable solely to timing differences between book and Tax income).

(m)         No Company Entity has, nor has it ever had, a permanent establishment (as defined by applicable Tax treaty) or other taxable presence in any country other than the United States.

(n)          No Company Entity has incurred any Liabilities for Taxes since the date of the Latest Balance Sheet outside the ordinary course of business. Each Company Entity uses the accrual method of accounting for income Tax purposes.

(o)         Each of Seller and each Company Entity has (i) properly collected all material sales Taxes required to be collected in the time and manner required by any applicable Tax Law and remitted all such sales Taxes (and use Taxes due and payable) to the applicable Governmental Entity and (ii) collected and maintained all material resale certificates and other documentation required to qualify for any exemption from the collection of sales Taxes.

(p)          No Company Entity is or has ever been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(q)         No Company Entity is, or has been, a direct or indirect stockholder (i) in a “passive foreign investment company” within the meaning of Code Section 1297 or (ii) of a “controlled foreign corporation” as defined in Code Section 957 (or any similar provision of state, local or non-U.S. Law).

(r)          For U.S. federal and applicable state and local income Tax purposes, (i) Seller is properly classified as a partnership, (ii) other than NxEdge, Inc. and its Subsidiaries, each Company Entity has been properly classified as a disregarded entity since its date of formation, and (iii) NxEdge, Inc. and its Subsidiaries have been properly classified as a corporation since its date of formation.

(s)          Neither Seller nor any Company Entity has elected to defer “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act, or pursuant to any similar provisions of state, local or foreign law.

(t)          Each of the Seller and the Company Entities has complied in all material respects with the requirements of Code Section 482 and the Treasury Regulations promulgated thereunder (or any similar provision of state, local or non-U.S. Law).

(u)          Neither Seller nor any Company Entity has made any election to apply the partnership audit rules of the Bipartisan Budget Act to any tax year beginning prior to January 1, 2018.

3.10        Material Contracts.

(a)          Except as set forth on Section 3.10(a) of the Company Disclosure Letter, as of the date hereof, no Company Entity is party to or bound by any written or oral:

(i)           collective bargaining agreement or any other labor contract with any Union respecting employment matters (each a “CBA”);

(ii)          settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which any Company Entity will have outstanding obligations after the date of this Agreement;

(iii)         agreement that relates to the future acquisition of any Person or any business division thereof or disposition of any material assets or properties by any Company Entity outside the ordinary course of business, or any future merger or business combination with respect to any Company Entity;

(iv)         (A) agreement for the employment of any current officer or individual employee with annual base compensation in excess of $150,000 (other than agreements providing for at-will employment that do not provide for notice pay, severance or post-employment benefits and offer letters) or (B) any agreement providing for severance, or relating to loans, to any current employee, officer, manager, director or other individual service provider;

(v)          agreement under which it has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to any Company Entity’s employees in the ordinary course of business);

(vi)         agreement or indenture relating to borrowed money or the mortgaging, pledging or otherwise granting of a Lien (including pursuant to any credit support or similar agreement) on any asset or group of assets of any Company Entity, or any letter of credit arrangements or performance bond arrangements;

(vii)         lease or agreement under which any Company Entity is lessee of or holds or operates any personal property under which the aggregate annual rental payments exceed $100,000;

(viii)        lease or agreement under which any Company Entity is lessor of or permits any third party to hold or operate any personal property owned or controlled by a Company Entity;

(ix)          contract with a Key Customer or Key Supplier (in each case, other than purchase orders that do not contain additional terms and conditions);

(x)         agreement relating to the ownership of any Investment (including all agreements related to any joint venture), other than any Investments in another Company Entity, or that otherwise involves any partnership, strategic alliance or sharing of profits with any Person other than another Company Entity;

(xi)        Inbound License, but excluding (A) licenses for Open Source Materials,  (B) any non-exclusive license that is not material to the businesses of the Company Entities and merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, and (C) Off-the-Shelf Licenses that do not involve aggregate payments in excess of $50,000 per annum and for which the Software is not (x) embedded into any Company Product and (y) necessary for the provision or operation of a Company Product, unless such Software is preconfigured, preinstalled, or embedded on hardware or other equipment and licensed or procured in the ordinary course of business;

(xii)        Outbound Licenses, but excluding (A) non-exclusive licenses of Intellectual Property Rights granted to customers in the ordinary course of business and (B) contracts primarily for the provision of services to or from a Company Entity in which the licenses to Intellectual Property Rights granted in such contract are merely incidental to the transactions contemplated in such agreement;

(xiii)       contract pursuant to which any Company Entity is obligated to pay royalties to any other Person with respect to any Intellectual Property Right used or embedded in any Company Product;

(xiv)       contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world or containing any requirement, supply or exclusivity provision or any “most favored nation”, “most favored pricing” or similar clause;

(xv)         contract to purchase or sell real property for which there remain outstanding obligations;

(xvi)       contract (other than with a Key Customer or Key Supplier and other than any Employee Benefit Plan) that provides for consideration payable from or to any Company Entity of more than $150,000 per year;

(xvii)     contract involving the acquisition or disposition of any material business enterprise (whether via equity or asset purchase or otherwise either) under which there are any material obligations or Liabilities outstanding (including outstanding obligations to make contingent payments);

(xviii)     contract providing for capital expenditures with an outstanding amount of unpaid obligations or commitments in excess of, or reasonably expected to be in excess of, the capital expenditure budget set forth in the Company’s annual budget made available to Buyer;

(xix)       Intellectual Property Agreement (other than an Inbound License or Outbound License) relating to the Creation of Intellectual Property Rights for the benefit of any Company Entity (other than written contracts with employees or independent contractors entered into in the ordinary course of business under which the employee or independent contractor assigns to the Company all Intellectual Property Rights developed by such employee or independent contractor in the scope of his or her employment or  its engagement);

(xx)        contract, a principal purpose of which is the sharing or allocation of or indemnification for Taxes; or

(xxi)       contract with any Governmental Entity.

(b)          All of the contracts, agreements and instruments set forth or required to be set forth on Section 3.10(b) of the Company Disclosure Letter and all other contracts with a Key Customer or Key Supplier (collectively, the “Material Contracts”) are, assuming the due authorization, execution, and delivery thereof by the other parties thereto, valid, binding and enforceable against the Company or, as specified on the applicable Schedule, the other Company Entity party thereto and, to the Knowledge of the Company, enforceable against the other parties thereto, in accordance with their respective terms and, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity. Each of the Company Entities has performed all material obligations required to be performed by it and is not in material default under or material breach of, nor in receipt of any claim of such default under or breach of, any Material Contract; and to the Knowledge of the Company, no event has occurred or circumstance exists that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under any Material Contract. The Company Entities have made available to Buyer a true and correct copy of each of the written Material Contracts other than purchase orders, together with all amendments, extensions, guarantees and other binding supplements thereto, and an accurate description of each of the oral Material Contracts, including all amendments, waivers or other changes thereto.

3.11        Intellectual Property Rights.

(a)          Section 3.11(a) of the Company Disclosure Letter sets forth a true, complete and accurate list, as of the date of this Agreement, of all (i) patented, issued or registered Intellectual Property Rights owned (or purported to be owned) by any Company Entity, (ii) pending patent applications and applications for registration of other Intellectual Property Rights owned (or purported to be owned) by any Company Entity; and (iii) Internet domain names registered to any Company Entity, including with respect to each of (i) – (iii), the owner thereof, the jurisdiction in which such item has been issued, registered or filed, the applicable issuance, grant, registration or serial number(s) and related dates, as applicable, the title and the status. Each of the Intellectual Property Rights set forth on Section 3.11(a) of the Company Disclosure Letter is (x) in full force and effect, subsisting, valid and enforceable, and (y) all registration, maintenance and renewal fees currently due in connection with such Intellectual Property Rights have been paid, all procedural requirements in connection with the application and registration thereof (including the duty of candor) have been complied with in a timely manner, and all documents, recordations and certificates in connection with such Intellectual Property Rights required to be filed have been filed with the applicable Governmental Entities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Intellectual Property Rights and recording the Company Entities’ ownership interests therein. The Company Entities have taken reasonable steps to preserve, maintain and protect all of the Intellectual Property Rights owned or purported to be owned by the any of the Company Entities (the “Owned Intellectual Property”).

(b)          One or more of the Company Entities solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (except for Permitted Liens), including the sole and exclusive right to enforce such Owned Intellectual Property; and all Owned Intellectual Property is fully transferrable, alienable and licensable by the Company Entities without restriction and without payment of any kind to any third party and without approval of any third party. One or more of the Company Entities owns or have a valid right to use and otherwise exploit (in each case free and clear of all Liens, except for Permitted Liens) all other material Intellectual Property Rights used in or necessary for the conduct of the Company Entities’ businesses as presently conducted. None of the Inbound Licenses are exclusive license grants.

(c)          There are no royalties, honoraria, fees or other payments payable by any Company Entity to any Person (other than salaries, fees and other consideration payable to employees and independent contractors not contingent on or related to use of their work product) with respect to the use or other exploitation of Company Intellectual Property as a result of the ownership, use, possession, license-in, license-out, distribution, provision, marketing, sale or other exploitation of any Company Product by any Company Entity.

(d)          Neither the execution, delivery or performance by the Company of this Agreement and each of the Ancillary Agreements to which any of the Company Entities is a party, nor the consummation of the transactions contemplated hereby and thereby, will: (i) result in the loss or impairment of any of the Company Intellectual Property, (ii) result in any obligation to disclose any Software source code, information or other materials held or controlled by any Company Entity, (iii) give rise to any right of any Person to terminate any rights under any Intellectual Property Agreement, exercise any new or additional rights under any Intellectual Property Right, or receive any performance, benefit, remedy, payment, right or obligation relating to any Intellectual Property Right; or (iv) cause or result in any Company Entity or any of its Affiliates (including Buyer): (A) granting to any Person any right, license or immunity to, or with respect to, any Intellectual Property Right; (B) being bound by, or subject to, any exclusivity, non-compete, covenant not to sue or enjoin, or other material restriction on the operation or scope of their respective businesses; or (C) being obligated to pay any royalties or other fees or consideration or offer any discounts to any Person with respect to any Company Intellectual Property or Company Products in excess of those payable or offered by the Company Entities in the absence of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Each item of Company Intellectual Property existing immediately prior to the Closing will be available to the Company Entities on materially identical terms and conditions immediately after the Closing. No consent or approval is required under any Intellectual Property Agreement to maintain such Intellectual Property Agreement in force and effect as a result of the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(e)          No Governmental Entity, university, college, other educational institution, research center or non-profit institution (collectively, “Institutions”) provides any facilities, personnel, or funding to any Company Entity for the creation or development of any Intellectual Property Right or Company Product, or any manufacturing processes used by any Company Entity for or to make any Company Product (or has previously done so); and no Company Entity has provided any funding to any Institution for the creation of any Intellectual Property Right. No Institution has any claim, right (or any option to obtain any rights) or interest in or to any: (i) Owned

Intellectual Property or Company Product or (ii) Intellectual Property Right authored, developed, generated, discovered, conceived, reduced to practice, made or otherwise created by (collectively, “Created”) by any current or former employee or independent contractor of any Company Entity (alone or with others) that relates in any manner to any Owned Intellectual Property or Company Product (including any manufacturing processes used for or to make any Company Product).

(f)          None of the Company Entities, the Company Intellectual Property, the Company Products or the conduct of the business of any Company Entity Infringes any Intellectual Property Right of any Person or has in the past three (3) years done so. There is no (and in the past three (3) years has been no) pending or to the Knowledge of the Company  threatened Action involving any Company Entity, any Company Intellectual Property or the use or exploitation thereof, Company Product or the conduct of the business of any Company Entity concerning (i) any Infringement, (ii) the enforceability, use (including any assertion of misuse), ownership, scope, licensing or validity of any Intellectual Property Right, or (iii) any demand or request for indemnification or payment of expenditures with respect any Intellectual Property Rights. There are no facts or circumstances that might reasonably serve as the basis for any such Action, and no Company Entity has received any written or oral notice, charge, complaint, claim, demand or inquiry (including unsolicited offers, demands or requests to license, or cease and desist letters) pertaining to any Intellectual Property Right. No Person is Infringing any material Owned Intellectual Property, or has done so in the past three (3) years.

(g)          No Company Entities have received any written or oral opinion of counsel that any Company Product or the operation of the business of such Company Entity does or does not Infringe any Intellectual Property Right of a Person or that any Intellectual Property Right of a third party is (or is not) valid or enforceable.

(h)         No Owned Intellectual Property or Company Product is subject to any Action, outstanding Order or settlement contract that restricts in any manner the use, transfer, licensing, distribution, provisioning or other exploitation thereof by the Company Entities, or that affects the registrability, scope, ownership, use, validity or enforceability of any such Owned Intellectual Property.

(i)          No Company Entities are now, nor have ever been, a member or promoter of, or a contributor to, any industry standards body, standard-setting organization or any similar organization that could reasonably be expected to require or obligate any Company Entity to grant or offer to any third party any license or right to any Owned Intellectual Property, and there is no such requirement or obligation to grant or offer any such license or right to any Owned Intellectual Property.

(j)          No Company Entity has (i) transferred ownership of, or agreed to transfer, or granted any exclusive or perpetual right or license with respect to, any Company Intellectual Property (or any Intellectual Property Rights that would have constituted Company Intellectual Property but for such transfer) to any other Person or (ii) granted any Person the right to modify, enhance or create derivative works of any of Company Intellectual Property other than modifications, enhancement or derivative works that are owned by one or more Company Entities.

(k)          Except as set forth on Section 3.11(k) of the Company Disclosure Letter, no Person that has licensed Intellectual Property Rights to the Company Entities has ownership or license rights to improvements or derivative works of such in-licensed Intellectual Property Rights that are Created by the Company Entities.

(l)          Each Company Entity has (i) taken all reasonable measures to protect and preserve its rights in the Company Intellectual Property and the confidentiality of all Trade Secrets (including, in each case, any information that would have been a Trade Secret but for any failure of a Company Entity to act in a manner consistent with this Section 3.11(l)) and other confidential information owned or held by any Company Entity or of Trade Secrets and other confidential or protected information provided by any third party to the Company Entities (collectively, “Company Confidential Information”), (ii) only disclosed any material technical Trade Secrets to Persons pursuant to the terms of a written contract that requires the Person receiving such Trade Secrets to reasonably protect and not disclose such Trade Secrets, and (iii) only disclosed any Company Confidential Information to Persons with a binding duty of confidentiality to the Company Entities or pursuant to the terms of a written contract that requires the Person receiving such Company Confidential Information to reasonably protect and not disclose such Company Confidential Information. There has not been any unauthorized disclosure or use of, or access to, any Company Confidential Information in any material respect. No Company Entity has disclosed, delivered or licensed to any third party, agreed to disclose, deliver or license to any third party, or permitted the disclosure or delivery to any escrow agent or other third party of, any material source code owned (or purported to be owned) by any Company Entity, except for (A) disclosures to employees under binding written contracts or other binding legal obligations or (B) disclosures to independent contractors under binding written contracts that reasonably restrict the use and disclosure of such proprietary source code and impose reasonable security obligations regarding such source code.

(m)          No present or former employee, officer, founder, consultant or contractor of any Company Entity has any ownership, license, claim or other right, title or interest in any Owned Intellectual Property. Each current and former employee, officer, founder, consultant and contractor of any Company Entity who has Created any Intellectual Property Right for any Company Entity, has executed and delivered to that Company Entity a written and enforceable contract that assigns to the Company Entity, without any obligation of payment or entitlement to further compensation (other than salaries or other payments that are not contingent on or related to use of any work product), all right, title and interest in and to any such Intellectual Property Right, except where ownership of such Intellectual Property Rights vests in the Company Entity by operation of applicable Law. No present or former employee, officer, founder, consultant or contractor of any Company Entity is in violation of any such contract, or has Created any copyrightable, patentable or otherwise proprietary work for any Company Entity that is subject to any contract under which such employee, officer, founder, consultant or contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such copyrightable, patentable or otherwise proprietary work. No Company Entity, nor any of the current or former employees, officers, founders, consultants, contractors or agents of any of them, has done, or failed to do, any act or thing which prejudices the validity or enforceability of any of the Owned Intellectual Property.

(n)          The Company Entities are in compliance, in all material respects, with the contracts governing their use of Open Source Materials. No Company Entity has used, incorporated, combined, modified, linked, hosted, distributed or otherwise accessed any Open Source Materials in any manner that (i) grants, or purports to grant, creates, or purports to create, or requires the Company Entity license, disclose, distribute, make available or grant any rights in or to any Intellectual Property Right, source code or other materials, including any Intellectual Property Right that is incorporated into, or integrated, combined, linked or distributed with, any Company Product; or, (ii) imposes any material limitation, restriction, or condition on the right of the Company Entity to use or distribute any Company Product.

(o)          The Company Systems (i) are in good working order, (ii) have not materially malfunctioned, (iii) are free of any material defects, bugs and errors, (iv) do not contain or make available any disabling Software, code or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of any Software, data or other materials and (v) are sufficient for the existing needs of the business of each Company Entity, as currently conducted. The Company Entities maintain commercially reasonable security, disaster recovery and business continuity plans.

(p)          Except as set forth on Section 3.11(p) of the Company Disclosure Letter, each Company Entity has taken reasonable steps and implemented reasonable safeguards to ensure that the Company Systems are free from disabling Software, code or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, any Software, data or other materials, and to protect the confidentiality, integrity, and security of the Company Systems and all information stored, processed, or contained therein. No Person has gained unauthorized access to any Company System in the past three (3) years.

3.12        Privacy and Security. Each Company Entity has: (i) in the past three (3) years complied in all material respects with its published privacy policies, terms of use, and internal policies, and all applicable Laws and contractual obligations relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction, use or processing of Personal Data or any other sensitive, confidential or proprietary information or data held, owned or controlled by any Company Entity (collectively “Information”); and (ii) taken reasonable measures designed to ensure that the Information is protected against loss, damage, and unauthorized access, use, modification, disclosure, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, disclosure or other misuse of any Information. No Person has provided any notice, made any claim, or commenced any Action with respect to any loss, damage, or unauthorized access, use, modification, disclosure or other misuse of any Information; and there is no reasonable basis for any such notice, claim, or Action. Neither the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party, nor the consummation of the transactions contemplated hereby and thereby, will violate any privacy policy, terms of use, contract or applicable Law relating to the use, dissemination, transfer or processing of any Information.

3.13        Litigation. Except as set forth on Section 3.13 of the Company Disclosure Letter, there is no, and in the past three years there has been no, material Action pending or, to the Knowledge of the Company, threatened against any Company Entity. Except as set forth on Section 3.13 of the Company Disclosure Letter, no Company Entity nor any of their respective material assets or material properties is subject to any material outstanding Order as of the date hereof. In the past three years, no Company Entity has filed any material Action against any third party.

3.14        Brokerage. Except as set forth on Section 3.14 of the Company Disclosure Letter, there are no claims for any brokerage commission, finders’ fee or similar compensation in connection with the sale of the Purchased Interests or any of the other transactions contemplated by this Agreement based on any arrangement or agreement to which any Company Entity is party or by which any Company Entity is bound.

3.15        Insurance. Section 3.15 of the Company Disclosure Letter contains a true, correct and complete summary description of each insurance policy maintained by any Company Entity with respect to its properties, assets and business or directors, managers and officers of the Company Entities. With respect to each such insurance policy listed on Section 3.15 of the Company Disclosure Letter: (i) the policy is in full force and effect, (ii) no Company Entity is in material breach or default thereunder, and (iii) all premiums due to date thereunder have been paid in full. The Company Entities have continuously maintained substantially similar insurance coverages, both as to the types and limits of the coverages, at all times during the past three (3) years, and all insurance policies required by Law or by any Material Contract. No Company Entity has taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute a material breach or default or permit termination, or non-renewal of any such insurance policy. The Company has not received any written, or to the Knowledge of the Company oral, notice of actual or threatened material adverse modification, termination, cancellation or nonrenewal, in whole or in part, with respect to any such insurance policy or denial of coverage, reservation of rights letter or other notice of defenses related to any claims thereunder. In the past three years, no Company Entity has applied for any insurance coverage that has been denied.

3.16        Labor Matters.

(a)          The Company Entities have made available a complete and correct in all material respects list (as of the date of such list) of the name, job title, hire or engagement date, current annual cash compensation (including both base compensation and maximum bonus or commission compensation), accrued vacation or paid time off and contractual severance obligations of the Company Entities with respect to each director, officer, employee, or independent contractor of any Company Entity, including each individual on leave of absence, layoff, short-term disability, or similar status.  All compensation due and payable to all employees and independent contractors of any Company Entity for services performed on or in the three years prior to the date hereof has been paid in full or shall be accrued as a current Liability in Closing Net Working Capital. No Company Entity has no Liability or obligation to pay deferred compensation to any of its current or former employees or independent contractors.

(b)          To the Knowledge of the Company, no employee or independent contractor of any Company Entity is a party to, or otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, non-solicitation, or proprietary rights agreement, between such employee or independent contractor and any other Person that is in conflict in any material respects with (i) the performance of his or her duties as an employee or independent contractor of the Company Entity, (ii) the ability of the Company Entity do conduct its business or (iii) the ability of such individual to assign to the Company Entity any rights to any invention, improvement or discovery. Section 3.16(b) of the Company Disclosure Letter identifies the employees and independent contractors, or categories of employees and independent contractors, of the Company Entities who are not party to a Proprietary Rights Agreement in substantially similar form as one of the forms of Proprietary Rights Agreement made available to Buyer.

(c)          Section 3.16(c) of the Company Disclosure Letter specifies the number of employees terminated by any Company Entity during the 90-day period prior to the Closing Date.   The Company Entities have for the past three years complied in all materials respects with the U.S. Worker Adjustment and Retraining Notification Act of 1988 or any similar plant closing or mass layoff Law (collectively, the “WARN Act”) and any similar applicable Laws. To the Knowledge of the Company, no executive, officer, or key employee or material independent contractor of any Company Entity has any present intention of terminating his, her, or its employment or engagement with that Company Entity within one (1) year following the Closing.

(d)          None of the Company Entities are party to or bound by any CBA, no Union has bargaining rights in respect of the employees of any of the Company Entities, and no Union has filed any pending representation petition or made any written demand for recognition with respect to any Company Entity. To the Knowledge of the Company, no union organizing activities are underway or threatened with respect to the employees of any of the Company Entity, and no such activities have occurred in the past five (5) years. There are no strikes, concerted walkouts, concerted work stoppages or slowdowns, lockouts, picketing or other material labor disputes pending against the Company Entities or, to the Knowledge of the Company, threatened, and no such disputes have occurred in the past five (5) years. There is no unfair labor practice charge or complaint against any Company Entity pending or, to the Knowledge of the Company, currently threatened before the National Labor Relations Board or any other Governmental Entity.

(e)        Each Company Entity is and for the past three (3) years has been in compliance in all material respects with all applicable labor or employment related Laws, including provisions thereof relating to employment practices, terms and conditions of employment, wages and hours, discrimination, retaliation, equal pay, immigration, plant closures and mass layoffs, and labor relations. No formal or, to the Knowledge of the Company, other written allegation of sexual harassment or sexual misconduct has in the past three (3) years been made, or to the Knowledge of the Company threatened, involving any current or former director, officer, or employee of any Company Entity, and no Company Entity has in the past three (3) years entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, employee or independent contractor.

(f)          Except as would not result in material liability to any Company Entity, each individual classified and treated by a Company Entity as an independent contractor has for the past three (3) years been properly treated as an independent contractor under all applicable Laws. Except as would not result in material liability to any Company Entity, all employees of any Company Entity who have been classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws have for the past three (3) years been properly classified under all applicable Laws. No Company Entity has any material obligation or Liability (whether absolute, contingent, or otherwise), and to the Knowledge of the Company no acts, omissions, or occurrences have occurred that would result in any material obligation or Liability imposed on any Company Entity with respect to any misclassification in the past three (3) years of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer.

(g)          The Company has made available to Buyer true, correct and complete copies of all current material written personnel, payroll, and employment manuals and policies of the Company Entities.

3.17        Employee Benefits.

(a)          Section 3.17(a) of the Company Disclosure Letter contains a list of all material Employee Benefit Plans. For the purposes of this Agreement, an “Employee Benefit Plan” is each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each severance, employment, incentive or bonus, deferred compensation, change in control, retention, separation, savings, profit sharing, retirement, pension, welfare, health, paid time off, post-employment or post-termination welfare, vacation, death benefit, unit purchase, unit option or other equity incentive or equity-based compensation plan, program, policy, practice, contract, agreement or arrangement, and all other material benefit plans, programs, policies, practices, contracts, agreements or arrangements that, in each case, are maintained, sponsored or contributed to or required to be contributed to by any Company Entity, or with respect to which any Company Entity has any Liability, for the benefit of any employees, officers, managers, directors or other individual service providers of any Company Entity, other than any such plan or arrangement sponsored or maintained or administered by a Governmental Entity and plans administered pursuant to applicable federal or health, workers’ compensation or employment insurance legislation. With respect to each material Employee Benefit Plan, the Company has made available to Buyer true, correct and complete copies of: (i) the current plan and trust documents or other funding arrangements (and, in the case of an unwritten Employee Benefit Plan, a written description of the material terms thereof) and any amendments thereto; (ii) summary plan descriptions and any summaries of material modifications relating thereto; (iii) insurance contracts or policies; (iv) the most recent Internal Revenue Service determination or opinion letter relating to each Employee Benefit Plan intended to be qualified under Code Section 401(a); (v) the most recent IRS Form 5500, as filed, in each case if applicable; and (vi) copies of all material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating to any Employee Benefit Plan and dated within three (3) years of the date hereof.

(b)          Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) is so qualified and has received a determination from the Internal Revenue Service or may rely upon an advisory letter issued to a third party sponsor of such qualified plan to the effect that such Employee Benefit Plan is so qualified and that the plan and the trust related thereto is exempt from federal income taxes under Code Sections 401(a) and 501(a); and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(c)          Except as set forth on Section 3.17(c) of the Company Disclosure Letter, each Employee Benefit Plan has been established, maintained, funded and administered materially in compliance with its terms and with all applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, and reimbursements for all periods commencing prior to or as of the Closing Date have been made in accordance with the terms of such Employee Benefit Plan and all applicable Laws, and if not yet due, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. There are no Actions (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, currently threatened with respect to any Employee Benefit Plan.

(d)          No Company Entity maintains, sponsors, contributes to, has any obligation to contribute to or has any Liability, including on account of any other Person that is treated as a single employer with any Company Entity under Code Section 414 (an “ERISA Affiliate”), under or with respect to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 or Title IV of ERISA or Code Section 412, (iii) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or Code Section 414(f), or (iv) a “multiple employer” plan under ERISA, including a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)          No Employee Benefit Plan provides for death or medical benefits beyond termination of service or retirement, other than coverage mandated by Law.

(f)          Except as set forth on Section 3.17(f) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate has failed to comply in any material respect with ERISA Sections 601 to 608 and Code Section 4980B, and the Company Entities have not incurred any material Liability under Code Section 4980H for failure to offer the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable

Care Act) or under Code Sections 6721 or 6722 for failure to comply with the reporting requirements under Code Sections 6055 and/or 6056, as applicable.

(g)          Except as set forth on Section 3.17(g) of the Company Disclosure Letter, no payment that is or may be made to any “disqualified individual” (within the meaning of Code Section 280G) as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other payment, event or occurrence, would be reasonably expected to be characterized as an “excess parachute payment” under Code Section 280G.

(h)         Each Employee Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Code Section 409A has at all times complied in all material respects in both form and operation with the requirements of Code Section 409A and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) promulgated thereunder.  The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for excise taxes, interest or penalties incurred pursuant to Code Section 409A or Code Section 4999.

(i)          Except as set forth on Section 3.17(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with the occurrence of any other event) will (i) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or material increase in compensation or benefits under or with respect to any Employee Benefit Plan; or (ii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefit under or with respect to any Employee Benefit Plan.

3.18        Compliance with Laws; Permits.

(a)          Each Company Entity is, and has been in the past three years, in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by any Company Entity which remains unresolved, and in the past three years, no Actions have been filed against any Company Entity, in either case alleging a material violation of any such Laws or Orders.

(b)          Each Company Entity holds all material Permits required in connection with the conduct of its business as currently conducted, and with respect to each: (i) the Permit is in full force and effect; (ii) the applicable Company Entity is in material compliance with the terms and conditions of the Permit; and (iii) there has been no suspension, cancellation, modification, revocation or nonrenewal of the Permit pending or, to the Knowledge of the Company, threatened.

3.19          Anti-Bribery; Anti-Corruption. During the last three (3) years, neither any Company Entity nor any of their respective officers or directors or employees, nor to the Knowledge of the Company any of their agents, or third party representatives, has, directly or, knowingly, indirectly, in connection with the business of any Company Entity: (i) offered, promised, given, authorized, or agreed to give any financial or other advantage or inducement to any Person with the intention of influencing (A) any representative of any foreign, federal, state, provincial or local Governmental Entity, including any representative of a state-owned entity or a public organization, in the performance of his or her public functions or (B) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful, (ii) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be unlawful, (iii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign government official or employee or (v) otherwise taken any action that would constitute a material violation of any Anti-Corruption Laws. During the last three (3) years, no Company Entity has received from any Governmental Entity or any other Person any written notice, inquiry, or allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to applicable Anti-Corruption Laws.

3.20        International Trade; Import/Export Control.

(a)          During the last three (3) years, neither any Company Entity nor any director or officer of a Company Entity (i) has been or is currently (A) a Sanctioned Person, or (B) resident, located or organized in a Sanctioned Country; (ii) has engaged or is currently engaging in any business or other dealings with or involving (A) any Sanctioned Country or (B) any Sanctioned Person, in each case in violation of applicable Sanctions Laws; (iii) has materially failed to conduct its import, export and reexport transactions and any other transfers in accordance with all applicable Ex-Im Laws; or (iv) has otherwise been in material violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(b)          During the last three (3) years, no Company Entity has (i) received from any Governmental Entity or any other Person any written notice, inquiry, or allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Entity; or (iii) conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to applicable Trade Control Laws.

3.21        Product Warranties.

(a)         Within the last five (5) years, each product sold or delivered, and each service rendered, by a Company Entity since the adoption of such warranties or guaranties, if applicable, (i) has been in conformity in all material respects with all applicable contractual commitments and such express and implied warranties or guaranties and (ii) is in all material respects within the applicable guaranty, warranty or other indemnity terms and conditions with respect thereto, and no Company Entity has any material Liability for replacement or repair thereof or other damages or Liabilities in connection therewith. All Company Products have complied in all material respects with all governmental and other mandatory requirements and specifications.

(b)         There are no asserted claims to return products of any Company Entity by reason of alleged overshipments, defective merchandise, breach of warranty or otherwise outside the ordinary course of business. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will trigger any cancellations or withdrawals of accepted and unfilled orders for any Company Product. To the Knowledge of the Company, none of the customers of any Company Entity are entitled to any bonus, rebate, setoff, refund or credit from any Company Entity.

(c)          There are no existing material Liabilities or Actions arising, or alleged to arise, from any actual or alleged injury to Persons, damage to property or other Loss as a result of the ownership, possession or use of any Company Product. There is no, and there has never been any, Action by any Person (including any distributor, wholesaler or manufacturer) pending or, to the Knowledge of the Company, threatened against any Company Entity for the recall (including any voluntary recalls), suspension, seizure or market-withdraw of or other similar corrective action with respect to any Company Product.

3.22        Customers and Suppliers.

(a)         Section 3.22(a) of the Company Disclosure Letter lists the ten (10) largest customers by revenue (excluding intercompany sales) (the “Key Customers”) of the Company Entities for each of the fiscal year ended December 31, 2020 and the period beginning on January 1, 2021 and ending on the date of the Latest Balance Sheet, and sets forth opposite the name of each such Key Customer the amount and percentage of consolidated revenue attributable to such Key Customer. In the last twelve (12) months, no Key Customer has materially reduced or materially altered (in a manner adverse to the Company Entities) its relationship or the terms of its business with the Company Entities, and none of the Company Entities has received written, or to the Knowledge of the Company verbal, notice from any Key Customer (i) of any intention to cancel or otherwise terminate of its relationship with the Company Entities, (ii) of any material and adverse change to the terms (whether related to payment, price, discounts or otherwise) with respect to, or materially decrease or increase the rate of, buying Company Products, or (iii) of any material claim, dispute or controversy with such Key Customer.

(b)          Section 3.22(b) of the Company Disclosure Letter lists the ten (10) largest vendors, licensors, service providers and other suppliers (measured by aggregate spend) (the “Key Suppliers”) of the Company Entities for each of the fiscal year ended December 31, 2020 and the period beginning on January 1, 2021 and ending on the date of the Latest Balance Sheet and sets forth opposite the name of each such Key Supplier the amount of expenses attributable to (whether directly or through) such Key Supplier. In the last twelve (12) months, no Key Supplier has materially reduced or materially altered (in a manner adverse to the Company Entities) its relationship the terms of its business with the Company Entities, and none of the Company Entities has received written, or to the Knowledge of the Company, verbal notice from any Key Supplier (i) of any intention to cancel or otherwise terminate its relationship with the Company Entities or (ii) of any intention to materially change the terms (whether related to payment, price, discounts or otherwise) with respect to, or materially decrease or increase the rate of, supplying materials, products or services to any Company Entity, or (iii) of any material claim, dispute or controversy with such Key Supplier.

3.23        Real Property.

(a)          Section 3.23(a)(i) of the Company Disclosure Letter sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (i) one of the Company Entities (as the case may be) has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens, (ii) except as set forth on Section 3.23(a)(ii) of the Company Disclosure Letter, the Company Entities have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Except as set forth on Section 3.23(a)(ii) of the Company Disclosure Letter, no Company Entity is a party to any agreement or option to purchase any real property or interest therein.

(b)         Section 3.23(b)(i) of the Company Disclosure Letter sets forth a true and complete list of all Leases for each Leased Real Property and the address of each Leased Real Property. The Company has delivered to Buyer a true and complete copy of each Lease. Except as set forth on Section 3.23(b)(ii) of the Company Disclosure Letter, with respect to each of the Leases: (A) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity; (B) the Company Entities have not subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Lease or any portion thereof; (C) the Company Entities have no obligation with respect to any deferred or unpaid rent; (D) the Company Entities have timely and validly delivered all extensions due under such Lease; (E) the Company Entities enjoy peaceful and undisturbed possession under such Lease free and clear of all Liens except Permitted Liens, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (F) none of the Company Entities is in breach or default under such Lease, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (G) to the Knowledge of the Company, there exists no default by the landlord under the terms of the Lease. To the Knowledge of the Company, no part of the Leased Real Property is subject to any pending Action for condemnation or other taking by a Governmental Entity, nor is any such Action threatened in writing.

(c)          The Real Property, and the improvements, buildings and structures thereon (the “Improvements”), (i) constitute all of the real property used or operated by the Company Entities in the operation of their respective businesses, (ii) in ordinary good working condition, normal wear and tear excepted, and (iii) to the Knowledge of the Company, may continue to be used for the operation of their businesses as currently operated or proposed to be operated.  No written notice of violation of any Law with respect to the use of Real Property and Improvements has been received by any Company Entity or the Seller.

(d)          All of the Improvements are structurally sound, adequately supported, free from past damage or defects and in good condition in all material respects, normal wear and tear excepted. No Improvement materially encroaches upon any other property and there are no material encroachments by other buildings or improvements onto the Real Property and none of the Improvements are located in a flood hazard area.

(e)          All of the Real Property and all of the Improvements are serviced by all necessary and adequate utilities which are installed and operating and are sufficient to enable the Real Property and all of the Improvements to continue to be used and operated in the manner currently being used and operated in all material respects. All of the Real Property is fully accessible by public roads and, to the Knowledge of the Company, no fact or condition exists that would result in the termination of the current access from the Real Property to any presently existing highways and roads adjoining or situated on the Real Property. To the Knowledge of the Company, no Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

(f)          No Company Entity owes any money to any architect, contractor, subcontractor or materialmen for labor or materials performed or supplied to or in connection with the Real Property, and there is no construction or other improvement work being done at nor are there any construction or other improvement materials being supplied to the Real Property.

3.24        Environmental.

(a)          Except as set forth on Section 3.24 of the Company Disclosure Letter:

(i)            each of the Company Entities and the conduct of their businesses are, and for the previous three (3) years have been, in material compliance with all Environmental Laws;

(ii)         no Company Entity has received any unresolved written notice within the past three (3) years from any Governmental Entity or any other Person alleging that any Company Entity is not in compliance with any Environmental Law or is responsible for a Release of Hazardous Substance, and there is no Action currently pending and served, or to the Knowledge of the Company, threatened by any Governmental Entity or any other Person against the Company asserting that any Company Entity has liability for a Release of Hazardous Substance or noncompliance with Environmental Laws;

(iii)          the Company Entities have and maintain all material Permits required under Environmental Laws for the operation of their businesses and have to the extent necessary timely submitted all applications to renew such Permits;

(iv)        no Company Entity has caused or permitted a Release of Hazardous Substance that requires material remedial action by the Company under Environmental Laws, or has expressly assumed or agreed to assume any material obligation to investigate, remediate, abate or otherwise respond to such a Release of Hazardous Substance;

(v)          no Release of any Hazardous Substance has occurred on, at, under, or is affecting any Real Property or any prior location used by any Company Entity, in each case which requires remedial action for which the Company would reasonably be expected to have any material liability under Environmental Laws;

(vi)        no Company Entity has disposed of Hazardous Substance at any location listed or proposed for listing on the National Priorities List or similar federal, state or local governmental list of locations for which the investigation, remediation or abatement of a Release of Hazardous Substance is required under Environmental Laws, which is reasonably expected to result in material liability of the Company; and

(vii)        other than contracts entered in the ordinary course of business, no Company Entity has expressly assumed, undertaken, provided an indemnity with respect to any material Liability of any other Person arising under Environmental Laws with respect to the remediation of a known  Release of Hazardous Substance.

(b)          Except as set forth on Section 3.24(b) of the Company Disclosure Letter, all material environmental assessments, audits, reports materially bearing on environmental conditions at the current or former facilities, properties, or operations of the Company Entities that were prepared for any Company Entity have been provided to Buyer.

3.25        Affiliate Transactions and Interests.

(a)         Except as set forth on Section 3.25 of the Company Disclosure Letter, no officer, director or Affiliate of any Company Entity (other than another Company Entity), or, to the Knowledge of the Company, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is party to any agreement, contract, commitment or transaction with any Company Entity or has any ownership interest in any property (whether tangible or intangible) owned or held by any Company Entity (including any Intellectual Property Rights), in each case other than compensation and benefits payable in the ordinary course of business to employees or other individual service providers of a Company Entity or with respect to any Employee Benefit Plan or employment agreement.

(b)          No manager, officer or director of any Company Entity has any direct or indirect equity interest in, or any contractual relationship with, or serves as a director or advisor to, any business that is, in whole or in part, competitive with any business of any Company Entity.

3.26        Officers and Managers; Bank Accounts; Powers of Attorney.

(a)          Section 3.26(a) of the Company Disclosure Letter lists all managers, officers and directors of each Company Entity.

(b)          Section 3.26(b) of the Company Disclosure Letter lists all of the bank accounts of each Company Entity (listing each authorized signatory on such accounts and the level of each signatory’s authorization).

(c)          Except as set forth on Section 3.26(c) of the Company Disclosure Letter, no Company Entity has any outstanding power of attorney.

3.27        COVID-19 Subsidy. None of Company Entities has applied for or received a loan pursuant to the Paycheck Protection Program under the CARES Act, nor has any Company Entity received any subsidy, rebate or abatement of Taxes, or deferral of Taxes (to the extent not quantified at Closing and included in the definition of Indebtedness) issued or granted by any Governmental Entity pursuant to any economic relief program or Law enacted as a result of COVID-19 anywhere in the world, including the Paycheck Protection Program administered by the U.S. Small Business Administration and the CARES Act.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)) as follows:

4.01        Organization and Entity Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller possesses all requisite power and authority necessary to enter into this Agreement and each of the Ancillary Agreements to which Seller is a party, to perform its obligations hereunder and thereunder and to carry out the sale of the Purchased Interests and all of the other transactions contemplated hereby and thereby.

4.02        Authorization; Consents and Approvals; No Breach.

(a)        The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller. This Agreement has been, and at the Closing each Ancillary Agreement to which Seller is party shall be, duly executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, each Ancillary Agreement to which Seller is party, when executed and delivered by Seller, shall constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b)          Except for the HSR Approval, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

(c)          Assuming the receipt of the HSR Approval, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by Seller do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Company Interests or any of the assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate, or cause or result in any modification, termination or acceleration of, any obligation, or cause or result in any disclosure, license or making available of any Trade Secrets of the Company under, or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions), excluding incentive equity and co-investment agreements, pursuant to the Organizational Documents of Seller, any Law to which Seller is subject, or any material contract, agreement or instrument to which Seller is party or bound.

4.03        Title to Purchased Interests. Seller is the sole record and beneficial owner of the Purchased Interests and will deliver at the Closing the Purchased Interests free and clear of all Liens (other than Liens (i) arising under the Securities Act and applicable state securities laws or (ii) arising under the Organizational Documents of the Company, or (iii) created or incurred by or at the direction of Buyer).

4.04        Litigation. There is no Action pending or, to the knowledge of Seller, threatened against Seller or any of its assets that challenges, or would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution of this Agreement or the consummation of the transactions contemplated hereby. There are no outstanding Orders against Seller or any of its assets.

4.05        Brokerage. Except as set forth on Section 3.14 of the Company Disclosure Letter, Seller has no Liability for any brokerage commission, finders’ fee or similar compensation in connection with the purchase and sale of the Purchased Interests or any of the other transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any of its Affiliates for which Buyer or any Company Entity would be liable following the Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)) as follows:

5.01        Organization and Entity Power. Buyer is a corporation validly existing and in good standing under the laws of the State of North Carolina. Buyer is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.  Buyer possesses all requisite power and authority to own and operate its properties, to carry on its business as now conducted and to enter into and carry out the purchase of the Purchased Interests and any of the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which Buyer is a party.

5.02        Authorization; No Breach.

(a)          The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. This Agreement has been, and at the Closing each Ancillary Agreement to which Buyer is party shall be, duly executed and delivered by Buyer. This Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Each Ancillary Agreement to which Buyer is party, when executed and delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Except for the HSR Approval and for filings with the Securities and Exchange Commission, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

(b)          Assuming the receipt of the HSR Approval, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Equity Securities of Buyer or any of the assets of Buyer pursuant to, or (iv) give any third party the right to modify, terminate or accelerate, or cause or result in any modification, termination or acceleration of, any obligation of Buyer under the Organizational Documents of Buyer, any Law to which Buyer is subject, or any contract, agreement or instrument to which Buyer is party or bound, except for any conflicts, breaches, violations, defaults, modifications, terminations or accelerations or rights of termination or acceleration or to payment as would not, individually or in the aggregate, reasonably be expected to delay or impair Buyer’s ability to consummate the transactions contemplated hereby or by any Ancillary Agreement to which Buyer is a party.

5.03        Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or any of their respective assets before or by any Governmental Entity that (i) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby. There are no outstanding Orders against Buyer or any of its Subsidiaries or any of their respective assets that (x) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (y) seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

5.04        Sufficient Funds.

(a)          Buyer at the Closing will have sufficient cash on hand or other sources of immediately available funds to perform all obligations of Buyer required to be performed at the Closing, including (i) payment of the Estimated Purchase Price and any amounts which, by the terms of this Agreement, reduce the proceeds otherwise payable to Seller hereunder, (ii) satisfaction of all the other payment obligations of Buyer contemplated hereunder, and (iii) payment of all of the out-of-pocket costs of Buyer arising out of or relating to the consummation of the transactions contemplated by this Agreement.

(b)          Concurrently with the execution and delivery of this Agreement, Buyer has entered into and provided to the Company copies of fully executed debt commitment letters and each executed fee letter referred to therein (provided that fee amounts, pricing flex, market flex and other terms may be redacted in a customary manner (but none of which redacted provisions adversely affect the availability of, impose additional conditions on, impair the validity of, or prevent or delay the consummation of, the Debt Financing at the Closing)) (including all amendments, exhibits, attachments, appendices, joinders and schedules thereto, the “Debt Commitment Letters”, in each case, as the same may be amended, modified or replaced pursuant to the terms thereof) from the Lenders relating to the respective commitments of the Lenders, upon the terms and subject to the conditions set forth therein, to provide Buyer with debt financing in the amount set forth therein (the “New Debt Financing”, and together with amounts available to be borrowed under the revolving credit facility in the Existing Buyer Credit Agreement (the “RLC Debt Financing”), the “Debt Financing”) for the purpose of funding a portion of the transactions contemplated hereby.

(c)          Except as expressly set forth in the Debt Commitment Letters there are no conditions (precedent or otherwise, including “market flex” provisions) to the obligations of the applicable counterparties thereto to provide the full amount of the applicable New Debt Financing, and no amendments or modifications to the Existing Buyer Credit Agreement shall be required to effect the transactions contemplated by this Agreement (other than to effect the New Debt Financing).  Except as expressly set forth in Section 5.02 of the Existing Buyer Credit Agreement, there are no conditions (precedent or otherwise) to the obligations of the applicable counterparties thereto to provide the full amount of the applicable RLC Debt Financing.  Other than the Debt Commitment Letters, there are no Contracts (including side letters) between any of the providers of the New Debt Financing or their respective Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, that adversely affect in any material manner the funding of all or any portion of the New Debt Financing necessary to fund, together with the RLC Debt Financing and cash on hand, the Closing Payments other than as expressly contained in the Debt Commitment

Letters and delivered to the Company prior to the execution and delivery of this Agreement.  Other than the Existing Buyer Credit Agreement, there are no Contracts (including side letters) between any of the providers of the RLC Debt Financing or their respective Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, that adversely affect in any material manner the funding of all or any portion of the Debt Financing necessary to fund the Closing Payments other than as expressly contained in the RLC Credit Agreement and delivered to the Company prior to the execution and delivery of this Agreement. As of the date hereof, each Debt Commitment Letter and the Existing Buyer Credit Agreement (x) (i) is in full force and effect, (ii) is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, of the Lenders party thereto, and (iii) is enforceable in accordance with their respective terms against Buyer and, to the Knowledge of Buyer, each of the Lenders party thereto, except to the extent that such enforceability may be limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles (y) each of the Debt Commitment Letters has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no amendment or modification thereof is contemplated (except for any amendment, modification or supplementation to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof or other amendments expressly contemplated in the Debt Commitment Letter as in effect on the date hereof), other than the exercise of “market flex” terms expressly provided for in the Debt Commitment Letters and (z) the Existing Buyer Credit Agreement has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no amendment or modification with respect to the availability of funds in respect of the transactions contemplated hereby is contemplated (other than to effect the commitments under the applicable Debt Commitment Letter).  Buyer has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letters or the Existing Buyer Credit Agreement that are payable by it or any of its Affiliates on or prior to the date hereof.

(d)          As of the date of this Agreement, Buyer is not, nor, to the Knowledge of Buyer, is any other party to any Debt Commitment Letter, in default or breach (whether or not with the giving of notice, lapse of time or both) and no event, fact or circumstances has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach of any Debt Commitment Letters or the Existing Credit Agreement on the part of Buyer or, to Buyer’s Knowledge, any other parties thereto under the Debt Commitment Letter or the Existing Credit Agreement, as applicable. As of the date of this Agreement, Buyer has no reason to believe that the Debt Financing will not be available and sufficient to fund, together with the RLC Debt Financing and cash on hand the aggregate amounts payable by Buyer on the Closing Date (including as a result of a default or “Event of Default” under the Existing Buyer Credit Agreement) pursuant to Article 1 (assuming for the purpose of this Section 5.04 that the conditions contained in Sections 2.1 and 2.2 would be satisfied) and all costs and expenses required to be paid in connection with the consummation of the transactions contemplated by this Agreement by Buyer (collectively, “Closing Payments”).  As of the date of this Agreement, Buyer does not have any reason to believe that any of the conditions to the Debt Financing contemplated by the Debt Commitment Letters and the Existing Buyer Credit Agreement required to be satisfied by it or any of the Lenders will not be satisfied on a timely basis.  As of the date of this Agreement, none of the Lenders has notified Buyer or any of its Affiliates of their intention to terminate all or a portion of the Debt Commitment Letters or the Existing Credit Agreement or not provide the Debt Financing in whole or in part, or of any actual or potential breach or default on the part of such Person or any other party to any of the Debt Commitment Letters or Existing Credit Agreement or any actual or potential failure to satisfy any condition precedent set forth in any of the Debt Commitment Letters or Existing Buyer Credit Agreement.

(e)          For the avoidance of doubt, Buyer expressly acknowledges and agrees that none of its obligations hereunder is conditioned in any manner upon Buyer obtaining any financing (including the Debt Financing).

5.05        Investigation. Buyer acknowledges that Buyer (i) has conducted and is relying on its own investigation and analysis of the Company Entities (including their businesses, results of operations, prospects, and condition) in entering into the transactions contemplated hereby and (ii) has such knowledge, sophistication and experience in business and financial matters so as to be capable of conducting such investigation and analysis. Buyer is knowledgeable about the industries in which the Company Entities operate and is capable of evaluating the merits and risks of the purchase and sale of the Purchased Interests and any of the other transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

5.06        Solvency; Fraudulent Conveyance. Assuming the accuracy of the representations and warranties of the Company in Article 3 and Seller in Article 4, immediately after giving effect to the transactions contemplated hereby, Buyer and each of its Subsidiaries (including the Company Entities) shall (i) be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts when due (including all contingent liabilities), and (ii) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer and its Subsidiaries (including the Company Entities).

5.07        Acquisition for Investment. Buyer is acquiring the Purchased Interests solely for its own account, for investment only and not with a view toward or for sale in connection with any distribution thereof in violation of the Securities Act. Buyer understands and agrees that the Purchased Interests have not been registered under the Securities Act or any state, local and non-U.S. securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and non-U.S. securities Laws, in each case to the extent applicable.

5.08        Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Interests or any of the other transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or its Affiliates.

ARTICLE 6
COVENANTS AND AGREEMENTS

6.01        Access. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall grant to Buyer and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the senior management personnel, properties, agreements and books and records of the Company Entities (including, where applicable, copies thereof), provided that (a) such access does not unreasonably interfere with the normal operations of any Company Entity or involve any environmental sampling or testing or any invasive or subsurface investigation, (b) such access is reasonable in light of COVID-19 and in accordance with applicable COVID-19 Measures, provided that the Company Entities shall make reasonable accommodations, including granting remote access, to the extent in-person access is materially limited due to COVID-19 Measures, (c) all requests for such access shall be directed to Tom Stokes or such other Person(s) as the Company may designate in writing from time to time (collectively, the “Designated

Contacts”), and (d) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer or any of its Representatives to the extent such access or disclosure (1) would waive any legal privilege, (2) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act, any COVID-19 Measures and all other applicable Antitrust Laws) or (3) would reasonably be expected to cause significant competitive harm to the Company if the transactions contemplated by this Agreement are not consummated; provided, that the Company shall cooperate with Buyer to attempt to find a way to allow disclosure of such information to the extent doing so would not (in the reasonable judgment of the Company after consultation with counsel) reasonably be likely to violate any Law (including any COVID-19 Measures) or result in the loss of such privilege. Buyer agrees and shall cause its employees and Affiliates and instruct its other Representatives to comply with all applicable safety rules and reasonable controls to protect the health and safety of employees and service providers of the Company Entities in connection with any access provided pursuant to this Section 6.01. In addition, during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, and with the prior written consent of the Company, not to be unreasonably withheld or delayed, Buyer and its Representatives may contact Key Customers and Key Suppliers provided that Seller or its Representative (i) is present during any substantive discussions with any Key Customer or Key Supplier and (ii) has a reasonably opportunity to approve the agenda for such discussions in advance. Except as expressly provided in this Section 6.01, Buyer is not authorized to and shall not (and shall cause its employees and Affiliates and instruct its other Representatives not to) contact any officer, director, employee, customer, reseller, distributor, supplier, lessee, lessor or other material business relation of any Company Entity prior to the Closing without the prior written consent of the Company; provided that Buyer may contact such Persons solely to the extent in the ordinary course of business and unrelated to (and without reference to) the transactions contemplated by this Agreement. In addition, Buyer shall, and shall cause its employees and Affiliates and instruct its Representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 6.01, and Buyer shall be liable to the Company for any failure of any of its Representatives to abide by the terms of the Confidentiality Agreement.

6.02         Conduct of Business. Except as set forth on Schedule 6.02, during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as (a) expressly contemplated by this Agreement, (b) the Company reasonably determines necessary or advisable to comply with COVID-19 Measures (provided, that the Company shall, to the extent reasonably practicable, consult with Buyer prior to taking such action that is material) (c) would cause a Company Entity to violate any Law or (d) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (and shall cause its Subsidiaries to) (i) conduct their businesses solely in the ordinary course of business in all material respects (including with respect to the payment of Taxes, sales of inventory, collection of receivables, payment of payables, acceptance of contractual terms (including with respect to pricing, margins and issuance of discounts) and the making of capital expenditures in accordance with the Company Entities’ budgets as provided to Buyer), (ii) use commercially reasonable efforts to preserve substantially intact their businesses, operations, commercial relationships and Intellectual Property Rights and all of their other material assets and properties (real and personal) and (iii) not take any other action which if taken from the date of the Latest Balance Sheet until the date of this Agreement would be required to be set forth on Section 3.07 of the Company Disclosure Letter (excluding with respect to the last sentence thereof, and, with respect to clause (c) of Section 3.07, excluding any terminations as a result of the expiration of the term of such Material Contract in accordance with its terms).

6.03         Efforts; Further Assurances.

(a)          During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, subject to the terms of this

Agreement, Buyer, on the one hand, and the Company and the Seller (collectively, the “Seller Parties”), on the other hand, shall use their commercially reasonable efforts to cause the other parties’ conditions to Closing to be satisfied and for the Closing to occur as promptly as reasonably practicable.

(b)          From and after the Closing, the parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.

6.04        Regulatory Act Compliance.

(a)          Buyer and the Seller Parties shall each file or cause to be filed, promptly (but in any event in the case of the initial notification required under the HSR Act, within five (5) Business Days) after the date of this Agreement, any notifications or the like required to be filed by Buyer or the Seller Parties, as applicable, under the HSR Act and all other applicable Antitrust Laws with respect to the purchase and sale of the Purchased Interests and any of the other transactions contemplated by this Agreement. Buyer will pay 100% of any fees associated with the filings referred to in this Section 6.04(a).

(b)          Buyer and the Seller Parties shall make an appropriate response to any requests for additional information made by any Governmental Entities and shall take all actions reasonably necessary (and not omit or fail to take any action reasonably necessary) to cause the waiting periods or other requirements under the HSR Act and all other applicable Antitrust Laws to terminate or expire at the earliest possible date and in no event any later than necessary to ensure that the Closing will occur no later than the Termination Date (assuming all other conditions to close have been satisfied or will be satisfied at the Closing). Buyer and, with prior written consent of or at the request of Buyer, the Seller Parties, agree to take any and all actions that are reasonably necessary or advisable or as may reasonably be required by any Governmental Entity to expeditiously (and in no event later than the Termination Date) consummate the transactions contemplated by this Agreement, including selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities; provided, however, that (i) Buyer shall not be required to hold separate, sell, divest or otherwise dispose of Buyer or its Affiliates or any assets or equity interests owned by Buyer or its Affiliates, and (ii) Buyer shall not be required to hold separate, sell, divest, dispose of or otherwise take any action with respect to any entities, assets or facilities of the Company Entities that (A) generated or represented, in the aggregate, an amount equal to five percent (5%) or more of the Company Entities’ consolidated sales for the twelve (12)-month period ended December 30, 2020 or (B) are used or held for use in Buyers’ or the Company Entities’ coatings and cleaning business. For the avoidance of doubt, with regard to any Governmental Entity, none of the Seller Parties, any other Company Entity nor any of their respective Subsidiaries or Affiliates shall, without Buyer’s written consent, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Buyer’s freedom of action with respect to, or Buyer’s ability to retain, any of the businesses, product lines or assets (whether tangible or intangible) of, any of the Company Entities or otherwise to receive the full benefits of this Agreement.

(c)          Each of Buyer and the Seller Parties shall furnish to the other party such necessary information, documents and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary or advisable under the HSR Act or any applicable Antitrust Law, shall keep the other party informed of any communication received from any Governmental Entity related to any filing made pursuant to any Antitrust Law, shall provide each other with advance copies and a reasonable opportunity to comment on all material proposed notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Governmental Entity, except the parties’ initial notification filings under the HSR Act, and shall use best efforts to consult with the other prior to any meetings, by telephone, videoconference or in person, with any Governmental Entity, and Buyer and the Seller Parties shall have the right to attend and participate in any such meeting to the extent permitted by the Governmental Entity; provided that materials required to be provided pursuant to this section may be redacted to remove references concerning the valuation of the Company; provided further that a party may reasonably designate any competitively sensitive material provided to another party under this section as “Outside Counsel Only.”

(d)          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Buyer and its Affiliates shall not engage in any action, or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or materially delay Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Without limiting the generality of the foregoing, none of Buyer, its Subsidiaries or their respective Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (x) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under the HSR Act or other applicable Antitrust Law, or (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove any such Order on appeal or otherwise.

(e)          Notwithstanding anything in this Agreement to the contrary, Buyer, Seller Parties, or the Company shall not be required to take any action, or commit to take any action, or agree to any condition or limitation contemplated in this Section 6.04 that is not conditioned on the consummation of the transactions contemplated hereby.

6.05        Distribution of Cash and Cash Equivalents. Notwithstanding any other provision to the contrary contained in this Agreement, prior to the Adjustment Calculation Time, Seller shall be entitled to receive from the Company Entities, by way of dividends, distributions, return of capital or otherwise, all cash and cash equivalents owned or held by or for the benefit of the Company Entities prior to and as of the Adjustment Calculation Time, and to use such cash and cash equivalents to pay or repay any liabilities of the Company Entities (including amounts owed under the Credit Facility), provided that no such dividend, distribution, return of capital or action results in any Liability for Taxes being imposed on or with respect to any Company Entity.

6.06         Press Releases and Announcements. The parties hereto agree that, from the date hereof through the Closing Date, except as required or expressly contemplated by this Agreement, no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other party (which shall not be unreasonably withheld), except that (x) subject to reasonable prior consultation with Buyer, each of the Company Entities may make announcements from time to time to their respective employees, customers, resellers, distributors and suppliers and (y) each of the parties hereto may make announcements from time to time as is necessary to comply with applicable Law (including the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system). The parties hereto agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable

Law (including the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system) or for purposes of compliance with Tax and financial reporting obligations; provided, that (i) the parties hereto may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 6.06 or such confidentiality obligations by the recipients of its disclosure), and (ii) Trive Capital Holdings, LLC and its Affiliates may disclose such terms and the existence of this Agreement and the transactions contemplated hereby to its Affiliates in order that such Persons may provide customary information about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners and prospective limited partners, including in connection with their fundraising and reporting activities.

6.07        Confidentiality. Buyer acknowledges that all information provided to it and to any of its Affiliates or any of their respective Representatives by the Company and its Affiliates or any of their respective Representatives (including pursuant to Section 6.01) is subject to the terms of that certain Confidentiality Agreement, dated as of June 24, 2021, by and between EnPro Industries, Inc. and the Company (the “Confidentiality Agreement”), the terms of which are hereby incorporated into this Agreement by reference; provided, that if there is any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, then the terms of this Agreement shall control and govern to the extent of such inconsistency. The Confidentiality Agreement shall terminate concurrently with the Closing without further action by any party.

6.08        Employee Benefits Matters.  For not fewer than twelve (12) months following the Closing Date, Buyer will provide (or cause to be provided) to each of the employees of the Company Entities on the Closing Date (each, a “Continuing Employee”), while employed by Buyer, any of its Affiliates or any Company Entity following the Closing Date, (i) base salary or hourly wages and bonus opportunities no less favorable than the base salary or hourly wages and bonus opportunities provided to such Continuing Employee immediately prior to the date hereof and (ii) other employee benefits (excluding equity-based compensation) that are substantially comparable, in the aggregate, to the employee benefits provided to the Continuing Employees immediately prior to the date hereof (excluding equity-based compensation). Buyer shall credit under the employee benefit plans of the Buyer or its Subsidiaries (“Buyer Plans”), if applicable, all service by each Continuing Employee with the Company or any of its Subsidiaries (or predecessors thereof) prior to the Closing Date for all purposes to the same extent such service was recognized by the Company Entities (or predecessors thereof) as of the Closing Date, except, in each case, to the extent such treatment would result in a duplication of benefits or compensation. Buyer shall use commercially reasonable efforts to cause (x) to be waived under any Buyer Plan all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Plan to the same extent such conditions were waived or not applicable under the corresponding Employee Benefit Plan and (y) any covered expenses incurred prior to the Closing Date by any Continuing Employee (or covered spouse or dependent thereof) for the plan year in which the Closing Date occurs, unless the Closing Date is the last day of such plan year, to be credited for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any Buyer Plan. Nothing in this Section 6.08, express or implied, shall confer upon any Person other than the parties to this Agreement and their respective permitted successors and assigns any legal or equitable rights or remedies of any nature whatsoever (including any third-party beneficiary rights) with respect to the provisions of this Section 6.08. In addition, nothing in this Section 6.08 shall be treated as an amendment or other modification of any employee benefit plan or limit the right of Buyer to terminate any employee at any time and for any reason.

6.09        Director and Officer Indemnification and Insurance.

(a)        The Company shall not, and shall not permit any Company Entity to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in such Company Entity’s Organizational Documents or in any agreement relating to the exculpation or indemnification of, or the advancement of expenses to, former officers and directors as in effect immediately prior to the Closing.

(b)          At or prior to the Closing, Buyer shall purchase one or more non-cancellable “tail” insurance policies for the Company with claims periods of at least six (6) years following the Closing, and with substantially equivalent coverage and amounts as, and containing terms no less favorable, in the aggregate, to the former officers and directors of the Company Entities than the Company’s director and officer liability insurance as of the date of this Agreement, including coverage for acts and omissions of the individuals who were officers and/or directors of the Company or any Subsidiary (in such capacities) prior to the Closing with respect to matters arising at or prior to the Closing; provided, however, that in no event shall Buyer be required to pay an annual premium for such policies in excess of 200% of the last annual premium paid prior to the date of this Agreement.

(c)          In the event that the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Company or its Subsidiary, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 6.09.

(d)          The obligations of Buyer and its Subsidiaries under this Section 6.09 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.09 applies without the consent of such affected Person.

6.10        Transfer Taxes. All transfer, property, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid 50% by Buyer and 50% by Seller. For the avoidance of doubt, Transfer Taxes shall not include any income, franchise, gross receipts or similar Taxes.

6.11        Exclusivity. From the date hereof and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, neither Seller nor any of the Company Entities shall (and each such Person shall cause their respective employees and Affiliates and instruct their other Representatives not to) solicit, knowingly encourage, initiate or engage in discussions or negotiations with, or provide information to, enter into any agreement with, or furnish any confidential information to any Person (other than Buyer and its Representatives), in each case, concerning any purchase of any of the Company’s Equity Securities or any merger, sale of substantial assets, or similar transaction involving a Company Entity (each, an “Acquisition Transaction”). Seller and the Company Entities shall cease, and cause their respective Affiliates and Representatives to cease, and cause to be terminated any and all existing activities, discussions or negotiations with any Person (other than Buyer and its Affiliates) conducted prior to or on the date hereof with respect to any Acquisition Transaction. In the event that Seller, any Company Entity or any of their respective Affiliates or Representatives receives an Acquisition Transaction proposal after the date hereof and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, Seller or the Company shall provide the Buyer with prompt written notice thereof, which notice shall include the terms of, and the identity of the Person or Persons making, such Acquisition Transaction proposal.

6.12        Expenses. If this Agreement is terminated prior to consummation of the Closing, then each party hereto shall pay all fees and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby or otherwise required by applicable Law.

6.13        Certain Post-Closing Access Provisions.

(a)          For a period of seven (7) years after the Closing Date, Buyer shall use commercially reasonable efforts to preserve and retain, or to cause the Company Entities to preserve and retain and maintain all material corporate, accounting, legal and Tax books and records of the Company Entities relating to the conduct of the business and operations of the Company Entities prior to the Closing Date.  Notwithstanding the foregoing, if Buyer desires to destroy or dispose of any such books or records during such period, it shall first provide written notice to Seller offering to Seller possession or transfer of such books and records, subject to a customary written confidentiality agreement (which offer must be accepted within thirty (30) days after receipt thereof or it will be deemed to have been rejected, in which case Buyer shall be permitted to proceed with the destruction or disposal described in its notice).

(b)          After the Closing Date, except as is necessary to comply with any applicable Laws or preserve the attorney-client privilege, other legal privilege or contractual confidentiality obligations (the “Access Exceptions”), Buyer shall cause the Company and its Subsidiaries to permit Seller (and its counsel, advisors, agents or other representatives reasonably requiring such access in light of the purpose therefor) to have reasonable access, during normal business hours and on reasonable advance notice, to the extent reasonably required by Seller in connection with its accounting, Tax or legal defense needs or as otherwise reasonably requested, to, and to inspect and copy (including in electronic form), all materials referred to in this Section 6.13 and reasonably related to such purpose; provided, however, that Seller and its representatives will agree in advance to a customary confidentiality agreement with respect to such information and provided, further, that such access shall not unreasonably interfere with the business, personnel or operations of Buyer, the Company Entities or any of their respective Affiliates. In the event Buyer withholds any information hereunder as a result of the Access Exceptions, Buyer shall inform Seller of such fact and describe the information being so withheld and if requested by Seller, Buyer will use commercially reasonable efforts to provide extracts or summaries of the protected information or otherwise provide such information in a manner that would not jeopardize the applicable protection or privilege or contravene the applicable contract or Law.

6.14        Code Section 280G..  With respect to each “disqualified individual” (as defined in Code Section 280G(c)), prior to the Closing, the Company shall use its commercially reasonable efforts to seek to have any such disqualified individual waive any payments or economic benefits pursuant to any Employee Benefit Plan and/or any agreement entered into by Seller or a Company Entity and such disqualified individual prior to the Closing to which such disqualified individual is entitled in connection with the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement that would be reasonably likely to constitute a “parachute payment” (as defined in Code Section 280G(b)) with respect to such disqualified individual (such waived payments or benefits, the “Waived Benefits”). If any disqualified individual waives his or her rights to payments or economic benefits as described in the previous sentence, the Company shall thereafter use commercially reasonable efforts to seek to obtain stockholder approval for the Waived Benefits with respect to such disqualified individual in accordance with the requirements of Code Section 280G(b)(5)(B) and in a manner that satisfies the applicable requirements of Code Section 280G(b)(5)(B) and any regulations promulgated thereunder;

provided that in no event shall this Section 6.14 be construed to require the Company to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company, and in no event shall the Company be deemed in breach of this Section 6.14 if any such Person refuses to waive any such rights or such stockholder approval is not obtained. Within a reasonable period of time before taking such actions, the Company shall deliver to Buyer for review and comment copies of any documents or agreements necessary to effect this Section 6.14, including, but not limited to, any stockholder consent form, disclosure statement, or waiver, and the Company shall consider in good faith all comments received from Buyer on such documents or agreements. Notwithstanding the foregoing, to the extent that any contract, agreement, plan or arrangement is entered into (or planned to be entered into) by, or at the direction of, Buyer or any of its Affiliates and a disqualified individual in connection with the transactions contemplated by this Agreement at or prior to the Closing (the “Buyer Arrangements”), Buyer shall provide a copy of such contract, agreement, plan or arrangement to the Seller Parties at least fifteen (15) days before the Closing and shall cooperate with the Seller Parties in good faith in order to calculate or determine the value (for the purposes of Code Section 280G) of any payments or benefits granted or contemplated therein that could constitute, individually or in the aggregate with other payments and/or benefits, “parachute payments” under Code Section 280G; provided that, in any event, the Company’s failure to include the Buyer Arrangements in the stockholder approval materials described herein, for any reason, will not result in a breach of the covenants set forth in this Section 6.14.

6.15        Consents.  Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company and/or its Subsidiaries is a party (including Material Contracts) and such consents have not been obtained and may not be obtained. Buyer agrees that neither Seller nor any of its Non-Recourse Parties shall have any liability whatsoever to Buyer (and Buyer shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract, lease, license or other agreement as a result thereof. Buyer further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right (or any lawsuit, action, claim, proceeding or investigation commenced or threatened by, or on behalf of, any Person arising as a result thereof, or relating thereto).  At Buyer’s written request prior to the Closing, the Company shall cooperate with Buyer in any reasonable manner in connection with Buyer obtaining any such consents; provided that such cooperation shall not include any requirement of the Company or any of its Affiliates to expend more than $10,000, commence any litigation or arbitration proceeding, or waive or surrender any material right, materially modify any agreement (including any Material Contract) or offer or grant any other material accommodation or concession (financial or otherwise) to any third party or otherwise suffer any material detriment.

6.16        RWI Policy.  (a) All premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Insurance Policy shall be borne solely by Buyer or its Affiliate, (b) such RWI Policy shall not provide for any “seller retention” (as such phrase is commonly used in the RWI Policy industry) required to be paid by Seller, (c) Buyer shall provide Seller a reasonable opportunity to review the R&W Insurance Policy and provide reasonable comments in advance of binding coverage, (d) the R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of any recovery under such R&W Insurance Policy resulting from Fraud), (e) Seller and its Non-Recourse Parties shall be intended third party beneficiaries of the waiver of subrogation provisions of the R&W Insurance Policy, and (f) none of Buyer or any of its Affiliates shall amend, waive, modify or otherwise revise the R&W Insurance Policy in any manner inconsistent with the foregoing.

6.17        Financing.

(a)          Prior to the Closing, the Company Entities shall provide at Buyer’s sole cost and expense, such commercially reasonable cooperation in connection with the arrangement of the Debt Financing, the proceeds of which shall be used by Buyer to consummate the transaction contemplated hereby as may be reasonably requested by Buyer, which shall consist of using commercially reasonable efforts to (i) make appropriate officers, including officers with appropriate seniority and expertise, available for participation in, upon reasonable advance notice and at mutually agreeable times, a reasonable number of meetings, conference calls, lender due diligence presentations, sessions with rating agencies or other customary syndication activities, (ii) subject to the Confidentiality Agreement, furnish Buyer and Buyer’s lenders as soon as reasonably practicable after the date hereof with all financial statements and financial and operating information regarding the Company Entities to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company Entities customary or reasonably necessary for the syndication of the Debt Financing, (iii) assist with the preparation, execution and delivery of any loan agreement, customary guarantees, pledge and security agreements, notes and other definitive financing documents as may be reasonably requested by Buyer (provided, that no obligation of the Company Entities under any such document or agreement shall be effective until the Closing), and provide Buyer with any information reasonably necessary to complete customary closing and perfection certificates as may be required in connection with the Debt Financing and other customary documents in connection therewith as may be reasonably requested by Buyer; (iv) assist with the preparations for the provision of, and obtaining of guarantees and the pledging of collateral and delivering original certificates with respect to all certificated securities (with transfer powers executed in blank), provided that no such guarantee or pledge will be effective until the Closing, (v) provide, at least five (5) Business Days prior to the Closing, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including the PATRIOT Act, reasonably requested by Buyer in writing at least ten (10) Business Days prior to the Closing, including a certification in relation to any Company Entity regarding individual beneficial ownership to the extent required by 31 C.F.R. §1010.230, (vi) facilitate the taking of all corporate, limited liability company or similar actions reasonably requested by Buyer to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company at the Closing, (vii) as promptly as reasonably practicable (A) furnish Buyer with the Required Financing Information and (B) inform Buyer if, to the Knowledge of the Company, there are facts that would likely require the restatement of any financial statements comprising Required Financing Information for such financial statements to comply with GAAP, (viii) provide information required for Buyer to prepare pro forma financial information and projections required to be delivered in connection with the Debt Financing (provided that Seller and the Company Entities shall have no obligation to prepare or provide any pro forma financial statements or projections), (ix) assist Buyer in obtaining corporate and facilities ratings in connection with the Debt Financing and reasonably cooperate with the marketing efforts of Buyer and Buyer’s lenders (it being understood and agreed that no particular rating shall be required), (x) if required, request the Company’s independent accountants to agree to the use of their audit reports relating to the Company Entities in connection with the syndication of the New Debt Financing, (xi) periodically update any Required Information provided to Buyer as may be necessary so that such Required Information is Compliant, and (xii) cooperate in the prepayment and termination of Indebtedness of the Company and release of Liens in connection therewith substantially concurrently with, and contingent upon the occurrence of, the Closing. Notwithstanding the foregoing, nothing in this Agreement (including this Section 6.17) will require any such cooperation or efforts to the extent that it would (A) unreasonably interfere with the ongoing business or operations of any Company Entity, (B) cause any representation or warranty in this Agreement to be breached by the Company or Seller, (C) conflict with the Organizational Documents of any Company Entity or any applicable Law or Order, (D) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract, (E) provide access to or disclose information that the Company determines could, in the Company’s reasonable discretion, result in the waiver of any privilege, violate any Law or breach any duty of confidentiality owed to any Person (provided that Company shall (at the Buyer’s sole cost and expense) use commercially reasonable efforts to (i) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating or breaching, as applicable, such privilege, Law or duty or (ii) provide such information in a manner without violating or breaching, as applicable, such privilege, Law or duty), (F) require any Company Entity or any individual who is a member of the board of directors (or other similar governing body) (other than persons that are continuing in such role, and only to the extent such are effective contingent on the consummation of the Closing) of any Company Entity to pass resolutions or consents to approve, or authorize the execution of, the Debt Financing or any definitive documentation related thereto, (G) require any Company Entity to enter into any contract (except notices of prepayment and customary authorization letters), with respect to the Debt Financing that is effective prior to the Closing or that would be effective if the Closing does not occur or (H) require any Company Entity to provide solvency or similar certificate of the chief financial officer or similar representative of any Company Entity; provided, further, that (v) no personal liability shall be imposed on any of the directors, officers, managers, employees or other representatives of the any Company Entity involved in the foregoing cooperation or efforts, (w) the Company Entities will not be required to authorize any corporate action of such Company Entity that would become effective or operative prior to the Closing, (x) the Company Entities will not be required to pay any commitment or other fees or otherwise incur any other expenses (except in connection with the performance of their obligations hereunder and subject to Section 6.17(b) below), liabilities or obligations in connection with the Debt Financing prior to the Closing, (y) the Company Entities will not be required to prepare any projections or pro forma financial statements and (z) the Company Entities will not be required to deliver or cause to be delivered any opinion of counsel in connection with the Debt Financing.

(b)          Buyer will promptly, upon request by the Seller or the Company, (1) reimburse the Company Entities on an as-incurred basis for any reasonable and documented out-of-pocket costs or expenses incurred or otherwise payable by the Company Entities in connection with their cooperation or efforts pursuant to this Section 6.17 and (2) indemnify, defend and hold harmless the Company Entities, their representatives, successors and permitted assigns of each of the foregoing Persons from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties actually suffered or incurred by them in connection with the cooperation or efforts pursuant to this Section 6.17 or otherwise in complying with their obligations in connection with the arrangement of the Debt Financing (including actions taken in accordance with this Section 6.17) or any information utilized in connection therewith except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties arise from the willful and material breach of the provisions contained in Section 6.17(a) or result from the gross negligence, bad faith or willful misconduct of the Seller or any Company Entity or any of their respective representatives (acting on any such Person’s behalf pursuant to this Section 6.17).

(c)         Buyer shall use commercially reasonable efforts to, or cause each of its Affiliates to use commercially reasonable efforts to, take all actions and do, or cause to be done, all things reasonably necessary to consummate the Debt Financing in full at the Closing on the terms set forth in the applicable Debt Commitment Letter, including: (i) maintain in full force and effect the Debt

Commitment Letters and the Existing Credit Agreement; (ii) preparing and negotiating the definitive agreements with respect to the Debt Financing consistent with the terms and conditions contained in the Debt Commitment Letters, or on such other customary terms, in each case, which terms shall not in any respect expand on the conditions to the funding of the Debt Financing at the Closing or otherwise materially delay, prevent or otherwise adversely affect the consummation of the transaction contemplated by this Agreement and (iii) satisfy on a timely basis (or obtain waivers of) all conditions precedent to the funding of the Financing applicable to Buyer set forth in the Debt Commitment Letters and the Existing Credit Agreement that are within Buyer’s control.

(d)          If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letter or the Existing Credit Agreement, and such portion is necessary to pay the Closing Payments, Buyer shall (i) promptly notify the Company and Buyer shall use its commercially reasonable efforts to obtain alternative financing from the same or alternative financing sources, in an amount sufficient to make the Closing Payments in full and consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event and (ii) deliver to the Company true and complete copies of all contracts, agreements or other arrangements pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing; provided, that Buyer shall not be required to (x) seek equity financing from any source, (y) pay any fees or expenses in excess of those contemplated by the Debt Commitment Letter or Existing Buyer Credit Agreement as in effect on the date hereof or (z) obtain financing which (in the reasonable judgment of Buyer) includes terms and conditions materially less favorable (taking into account any “market flex” provisions), taken as a whole, to Buyer, in each case relative to those in the Debt Financing being replaced.

(e)          Buyer shall provide the Company prompt notice (i) upon becoming aware of any material breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to any Debt Commitment Letter, the Existing Credit Agreement or such other definitive agreements or documents (including any definitive agreements) relating to the Debt Financing or any termination of any Commitment Letter or such other agreements or documents (including any definitive agreements) relating to the Financing, (ii) upon receipt by Buyer of any written notice or other written communication of any actual or alleged default, repudiation, cancellation or termination (including any proposal by any Lender or other Person to withdraw, terminate or make a material change in the terms of (including the amount of Debt Financing contemplated by) the Debt Commitment Letter or the Existing Buyer Credit Agreement), in each case, in any manner which materially impairs, delays or prevents the consummation of the transactions contemplated by this Agreement.

(f)          Buyer expressly acknowledges and agrees that (i) obtaining any financing is not a condition to the Closing and (ii) Buyer’s obligations hereunder are not conditioned in any manner upon Buyer obtaining any financing. Notwithstanding anything to the contrary in this Agreement, the conditions to Buyer’s obligation to close in Section 2.02 as it applies to the Company’s obligations under this Section 6.17 or otherwise with respect to the Debt Financing shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s material, and intentional or willful, breach of its obligations under this Section 6.17.

6.18        Buyer Parent Filing. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, provide to Buyer Parent cooperation reasonably requested by Buyer Parent in connection with the preparation of consolidated financial statements of the Company and its Subsidiaries required to be filed by Buyer Parent on Form 8-K of the Securities and Exchange Commission following the Closing, including furnishing Buyer Parent as promptly as reasonably practicable and as reasonably requested by Buyer Parent with all consolidated financial statements and other pertinent information related solely to the Company and its Subsidiaries as are required under Rule 3-05 of Regulation S-X of the Securities and Exchange Commission, including required audit reports, and such other financial information of the Company and its Subsidiaries as may be reasonably requested by Buyer Parent for the preparation of pro forma financial information required under Article 11 of Regulation S-X of the Securities and Exchange Commission; provided, nothing in this Section 6.18 or otherwise in this Agreement shall require (i) the preparation of any financial statement in form not customarily prepared by the Company Entities or projections or pro forma financial information, or (ii) the delivery of any financial information with respect to a fiscal period that has not yet ended or has ended less than forty-five (45) days after the end of the fiscal period in the case of quarterly financial statements and 90 days after the end of the fiscal year for annual financial statements, or, other than as otherwise set forth in this clause (ii), any financial or other information that is not historical and reasonably available to the Company Entities. Notwithstanding anything to the contrary in this Agreement, the conditions to Buyer’s obligation to close in Section 2.02 as it applies to the Company’s obligations under this Section 6.18 shall be deemed satisfied unless Company has materially, and intentionally or willfully, breached its obligations under this Section 6.18.

6.19        Transaction Tax Deductions, Tax Covenants.

(a)         Buyer and Seller agree that any Transaction Tax Deductions shall be for the benefit of Seller and shall be deductible for income Tax purposes either by Seller or, to the extent permitted by applicable law, the Company and its Subsidiaries; provided however, such amounts shall be for the benefit of the Seller or the Company and its Subsidiaries only with respect to the Pre-Closing Tax Period. The fee payable to Evercore and any other general fees related to the transactions contemplated by this Agreement, shall be allocated between (and deductible by) NxEdge, Inc. and Seller based on the portion of the total purchase price that is allocable to NxEdge, Inc. as determined and set forth in the Allocation Methodology.  Any transaction bonuses shall be deductible by the Company Entity that is the employer of the recipient of such amount as permitted by applicable law and subject to its determination as a Transaction Tax Deduction.

(b)          Buyer and the Company Entities shall pay over to Seller any refund of income Taxes paid (or credit as a result of Taxes paid) in respect of a Pre-Closing Tax Period either within thirty (30) days of receiving a cash Tax refund or within thirty (30) days of filing a Tax Return claiming an offset against Taxes otherwise due and payable. No Company Entity will waive any carryback of any net operating loss, capital loss or credit on any Tax Return for a Pre-Closing Tax Period. Buyer will cause the Company Entities to elect to carry back any item of loss, deduction or credit from a Pre-Closing Tax Period to prior taxable years to the fullest extent permitted by Law, and Buyer will prepare and file, or cause to be prepared and filed, any claim for refund resulting from such carryback.  Buyer shall request a refund (rather than a credit against future income Taxes) with respect to all Pre-Closing Tax Periods and shall take all steps reasonably required to apply for and obtain any Tax refund or credit.  The reasonable out-of-pocket expenses, including any third-party fees, related to obtaining any such refunds shall be at the sole expense of Seller, which expenses shall be payable within thirty (30) days after Buyer or any Company Entity provides the evidence of any such expenses.

(c)          Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to any Company Entity after the Closing Date, and Buyer shall remit or cause to be remitted any Taxes due and payable as shown on such Tax Returns. With respect to any Tax Returns described in the preceding sentence that are with respect to Pre-Closing Tax Periods and for which Seller may be liable for as deduction for Taxes to the Purchase Price, including for Working Capital or Indebtedness as finally determined or with respect to which Buyer may be entitled to a refund pursuant to Section 6.19(b), Buyer shall prepare or cause to be prepared such Tax Returns in a manner that is consistent with the past customs, practices, and tax accounting methods, in accordance with applicable law, of the Company Entities and consistent with this Section 6.19, and provide to Seller drafts of each such Tax Return that is an income Tax Return or that reflects a material amount that may impact the amounts due to Seller hereunder for Seller’s review, comment, and consent (not to be unreasonably withheld, conditioned, or delayed) no later than thirty (30) calendar days before the filing date for each such Tax Return. Any Taxes for a Company Entity for any Straddle Period will be allocable to the Pre-Closing Tax Period portion of such Straddle Period as follows: (i) in the case of any Taxes based on or measured by income, receipts or profits, Taxes allocable to the Pre-Closing Tax Period portion will be determined based on an interim closing of the books as of the end of the Closing Date and (ii) the amount of other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period portion will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days from (and including) the first day of such Straddle Period through (and including) the Closing Date, and the denominator of which is the total number of days in such Straddle Period.

(d)          Seller and Buyer shall provide each other, and shall cause their Affiliates to provide, such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or in connection with any Action in respect of Taxes of the Company Entities. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate.

(e)          The parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company Entities for all Tax purposes. Buyer agrees that NxEdge, Inc. and its applicable Subsidiaries will become members of the affiliated group of corporations of which Buyer is a member, and that files a consolidated U.S. federal income Tax Return, on the day following the Closing Date.  For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, Buyer will cause the Company Entities to carry on their business only in the ordinary course in the same manner as heretofore conducted and will not convert or otherwise change the form of any of the Company Entities under applicable state, local or non-U.S. Law.

(f)          Seller shall cause all Tax Sharing Agreements between or among Seller or any of its Affiliates (other than a Company Entity), on the one hand, and the Company Entities, on the other hand, to terminate on or before the Closing Date without any Liability to any Company Entity, Buyer or any of their Affiliates.

(g)          After the Closing, Buyer shall not, and Buyer shall cause its Affiliates (including the Company Entities) not, without prior written consent of Seller, such consent not to be unreasonably withheld, conditioned, or delayed, to, (a) file (other than Tax Returns that are filed pursuant to Section 6.19(c) or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (b) after the date any Tax Return filed pursuant to Section 6.19(c) is filed, amend or otherwise modify any such Tax Return, (c) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (d) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, (e) make or initiate any voluntary contact with a taxing authority (including any voluntary disclosure agreement or similar process) regarding any Pre-Closing Tax Period, or (f) take any other action with respect to a Pre-Closing Tax Period; such that any such action could reasonably be expected to result in Seller having additional Tax liability for any such Pre-Closing Tax Period or increasing the amount of any Tax liability (or decreasing the amount of any Tax asset) included in the determination of Pre-Closing Taxes or decreasing any Tax refund due to Seller under Section 6.19(b).

6.20       Resignations. At or prior to the Closing, the Company shall deliver to Buyer the resignation of all members of the board of managers (or other similar governing body) and officers of the Company Entities requested by Buyer in writing at least three Business Days prior to Closing, which resignations shall be effective at the Closing.

6.21       Release of Property Funds. If, following the Closing, any amount of the Property Funds are released to the Company or any of its Subsidiaries pursuant to the Nampa Sale Agreement (such amounts, the “Released Property Funds”), then promptly following the payment of such Released Property Funds to the Company or any of its Subsidiaries (but in no event later than five (5) Business Days), Buyer shall cause the Company to pay to the Seller, by wire transfer of immediately available funds to an account designated by Seller, such Released Property Funds.

ARTICLE 7
TERMINATION

7.01        Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)          by the mutual written consent of Buyer and Seller;

(b)          by Buyer or Seller, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to May 3, 2022, or such later date, if any, as Buyer and Seller agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by the Termination Date;

(c)          by Buyer, if (x) Seller has failed to consummate the Closing when required in accordance with this Agreement or (y) there has been a violation or breach by the Company or Seller of any covenant, representation or warranty contained in this Agreement which, if not cured, would prevent the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 2.01 or Section 2.02 (and such violation or breach has not been waived by Buyer in writing) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof to Seller from Buyer and (ii) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to Buyer at any time that Buyer has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach would, if not cured, prevent satisfaction of any condition to the obligations of Seller at the Closing set forth in Section 2.03 (and has not been waived by Seller in writing);

(d)          by Seller, if (x) Buyer has failed to consummate the Closing when required in accordance with this Agreement or (y) there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which, if not cured, would prevent the satisfaction of any condition to the obligations of Seller at the Closing set forth in set forth in Section 2.01 or Section 2.03 (and such violation or breach has not been waived by Seller in writing) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof to Buyer from Seller and (ii) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.01(d) shall not be available to Seller at any time that Seller has violated, or is in breach of, any covenant, representation or warranty hereunder if such breach would, if not cured, prevent satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 2.02 (and such violation or breach has not been waived by Buyer in writing); or

(e)          by Buyer or Seller, if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the other transactions contemplated hereby.

Either party desiring to terminate this Agreement pursuant to this Section 7.01 (other than Section 7.01(a)) shall give written notice of such termination to the other party and no such termination shall be effective unless and until written notice of such termination is so delivered; provided that in the case of a termination by Seller, no such termination shall be effective until the fifth Business Day following the delivery of written notice thereof to Buyer and such termination shall not be effective if prior to such date Buyer delivers written notice to Seller that it is ready, willing and able to consummate the Closing and does so consummate the Closing within such five Business Day period (unless the failure to so consummate the Closing is due to non-performance by Seller or the Company of their obligations under this Agreement, in which case Seller’s termination shall not be effective).

7.02        Effect of Termination. In the event of any termination of this Agreement by Buyer or Seller as provided in Section 7.01, this Agreement shall forthwith become void and of no further force or effect, and there shall be no further liability or obligation on the part of any party hereto to any other party hereto with respect to this Agreement; provided, that (a) this Section 7.02 and Section 6.06, Section 6.07, Section 6.12 and Article 9 shall survive the termination of this Agreement and shall be enforceable by the parties hereto, and (b) notwithstanding anything to the contrary contained in this Agreement, no such termination shall (i) relieve any party hereto from liability for any willful and material breach of any covenant contained in this Agreement prior to termination, or (ii) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s surviving obligations following termination of this Agreement. For purposes hereof, a “willful and material breach” shall mean a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement (including a failure to consummate the Closing when required hereunder) that is a consequence of an act undertaken or failure to act by the breaching party with the actual knowledge that the taking of such action would be a material breach of this Agreement.

ARTICLE 8
DEFINITIONS

8.01        Definitions. For the purposes of this Agreement, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth below:

“Accounts Receivable” has the meaning set forth in Section 3.04(c).

“Acquisition Transaction” has the meaning set forth in Section 6.11.

“Action” means any action (by any private right of action of any Person or by any Governmental Entity), suit, litigation, audit, investigation, inquiry or other proceeding (including any administrative, criminal, arbitration or mediation proceeding).

“Adjustment Amount” has the meaning set forth in Section 1.05(e).

“Adjustment Calculation Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“Adjustment Escrow Account” has the meaning set forth in Section 1.04(b).

“Adjustment Escrow Deposit Amount” means $6,000,000.

“Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof and less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control or common investment management with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or non-U.S. Law).

“Agreed Accounting Principles” means the accounting principles, policies, treatments, categorizations, practices, methods, bases and estimates set forth on Exhibit E attached hereto.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Escrow Agreement and each other agreement, certificate, instrument or other document contemplated by this Agreement.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption, bribery or money-laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Antitrust Laws” means the Sherman Act of 1980, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state or foreign laws or judgments, orders or decrees of any Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Arbiter” has the meaning set forth in Section 1.05(d).

“Assets” has the meaning set forth in Section 3.08(a).

“Available Adjustment Escrow Funds” has the meaning set forth in Section 1.05(f).

“Base Purchase Price” means $850,000,000.

“Business Day” means any day of the year not a Saturday or a Sunday on which national banking institutions in Boise, Idaho are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Arrangements” has the meaning set forth in Section 6.14.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.01, Section 5.02(a), Section 5.04 and Section 5.08.

“Buyer Parent” means EnPro Industries, Inc.

“Buyer Plans” has the meaning set forth in Section 6.08.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, signed into law on March 27, 2020.

“Cash-on-Hand” means all cash and cash equivalents, marketable securities and short-term investments of the Company Entities that are immediately convertible into cash; provided that Cash-on-Hand shall (a) be calculated net of issued but uncleared checks and drafts, (b) exclude the Property Funds (solely to the extent the Property Funds have not been released pursuant to the Nampa Sale Agreement), and (c) include checks and drafts deposited for the account of the Company Entities which have not cleared as of the time of determination, in each case, as determined in accordance with the Agreed Accounting Principles.

“CBA” has the meaning set forth in Section 3.10(a)(i).

“Closing” has the meaning set forth in Section 1.03.

“Closing Balance Sheet” has the meaning set forth in Section 1.05(b).

“Closing Cash-on-Hand” means the sum of (i) Cash-on-Hand of the Company Entities as of the Adjustment Calculation Time, minus (ii) any Cash-on-Hand of the Company Entities distributed to Seller (by way of dividend or otherwise) after the Adjustment Calculation Time.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Indebtedness” means the sum of (i) the aggregate Indebtedness of the Company Entities as of the Adjustment Calculation Time, plus (ii) the aggregate amount of any Indebtedness of the Company Entities that is repaid after the Adjustment Calculation Time and prior to the Closing.

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time.

“Closing Statement” has the meaning set forth in Section 1.05(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company Confidential Information” has the meaning set forth in Section 3.11(l).

“Company and Seller Fundamental Representations” means the representations and warranties contained in Section 3.01, Section 3.02(a), (b) and (c), Section 3.03(a), Section 3.09, Section 3.14, Section 4.01, Section 4.02(a), Section 4.03 and Section 4.05.

“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to Buyer on the date hereof.

“Company Entity” means each of the Company and its Subsidiaries.

“Company Expenses” means without duplication, to the extent not paid prior to the Adjustment Calculation Time and to the extent not included in the calculation of Closing Net Working Capital or Closing Indebtedness (i) all costs, fees and expenses incurred by the Company Entities in connection with this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated hereby (including fees and expenses of legal counsel, accountants, investment bankers and other representatives and consultants), and (ii) all obligations of the Company Entities under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses and termination and change of control arrangements that will be triggered and become payable to any employee, officer, manager, director or other individual service provider of any Company Entity as a result of the consummation of the transactions contemplated by this Agreement (including the Employer Taxes related thereto).

“Company Intellectual Property” means any and all Intellectual Property Rights practiced or used by, owned (in whole or in part) by, purported to be owned (in whole or in part) by, or licensed to, any Company Entity.

“Company Interests” has the meaning set forth in the Recitals.

“Company Products” means collectively (i) all products and service offerings that are or have been marketed, licensed, offered, sold, distributed, maintained, supported, made commercially available or otherwise provided directly or indirectly by or on behalf of any Company Entity; and (ii) any such products, solutions and service offerings, including any new or expanded functionality offerings, that are currently under development by any Company Entity.

“Company Systems” means the Software, computer firmware, computer hardware, servers, systems, networks, workstations, electronic data processing, information, record keeping, communications, telecommunications, networks, routers, hubs, circuits, interfaces, platforms, peripherals, and computer systems, including any outsourced systems and processes and all other information technology or other equipment or systems used by or on behalf of the Company Entities to process, store, maintain and operate data and functions used in connection with the businesses of the Company Entities, including systems to develop, market, license, sell, distribute, provision, maintain, support or use Company Products, and to operate payroll, accounting, billing/receivables, payables, inventory, asset tracking, customer service, human resources and other corporate and support functions.

“Compliant” means, with respect to the Required Financing Information, that such Required Financing Information does not contain any untrue statement of a material fact regarding the Company Entities or omit to state any material fact regarding the Company Entities necessary in order to make such Required Financing Information not misleading under the circumstances (giving effect to all supplements and updates provided thereto).

“Continuing Employee” has the meaning set forth in Section 6.08.

“COVID-19” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Order, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Created” has the meaning set forth in Section 3.11(e).

“Credit Facility” means that certain Cadence Bank, N.A. Credit Agreement, dated as of February 7, 2018, by and among TCFII NxEdge LLC, a Delaware limited liability company, each of the other Borrowers party thereto, each lender party thereto, and Cadence Bank, N.A., as the administrative agent and BBVA Compass, as the Syndication Agent, including each other document or agreement executed in connection therewith, in each case, as the same may have been and may be amended, modified, supplemented or waived from time to time.

“Debt Commitment Letters” has the meaning set forth in Section 5.04(b).

“Debt Financing” has the meaning set forth in Section 5.04(b).

“Employee Benefit Plan” has the meaning set forth in Section 3.17(a).

“Employer Taxes” means, with respect to any particular compensatory payment, the amount equal to (a) the employer portion of any Medicare or other similar Taxes required to be paid with respect to such payment plus (b) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment only to the extent the employer’s share of social security or other similar Taxes required to be paid with respect to the recipient of such payment in the year that includes the Closing Date exceeds the aggregate amount of social security or other similar Taxes that would otherwise have been due with respect to such recipient had the relevant payment not been made. For the avoidance of doubt, the amount described in clause (b) shall be zero with respect to any Person whose total compensation that would be payable by any Company Entity during the year in which the Closing occurs (assuming such recipient remained employed by any Company Entity for the entire year) is anticipated to be in excess of the social security wage base for the year in which the Closing occurs).

“Environmental Laws” means all Laws concerning pollution or protection of the environment in effect on or prior to the Closing Date. For the avoidance of doubt, Environmental Laws shall not cover COVID-19.

“Equity Securities” means with respect to any Person, all (i) units, capital stock, partnership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers or obligations as may from time to time be established by the issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”) or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits, (ii) warrants, options or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition and (iii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.17(d).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” has the meaning set forth in Section 1.04(b).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.05(a).

“Estimated Closing Cash-on-Hand” has the meaning set forth in Section 1.05(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.05(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.05(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.05(a).

“Estimated Purchase Price” has the meaning set forth in Section 1.05(a).

“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Excess Amount” has the meaning set forth in Section 1.05(f).

“Existing Buyer Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 28, 2018, by and among EnPro Industries, Inc. and EnPro Holdings, Inc., as borrowers, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of September 25, 2019, by that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of March 27, 2020, and by that certain Third Amendment to Second Amended and Restated Credit Agreement and Limited Waiver, dated as of January 19, 2021.

“Financial Statements” has the meaning set forth in Section 3.04.

“Financing Sources” has the meaning set forth in Section 9.20.

“Fraud” means, with respect to any party hereto, an actual and intentional fraud in the making of any representation or warranty expressly set forth in Article 3 (in the case of Seller or the Company), any representation or warranty expressly set forth in Article 4 (in the case of Seller) or any representation or warranty expressly set forth in Article 5 (in the case of Buyer) or in the delivery of the Estimated Balance Sheet, Estimated Closing Statement or any of the certificates delivered pursuant to Section 2.02(d)(ii) (in the case of Seller or the Company) or Section 2.03(c)(i) (with respect to Buyer). For the avoidance of doubt, the definition of “Fraud” in this Agreement is limited to actual and intentional fraud and does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby (i) against any Person other than an express party to this Agreement that committed Fraud, (ii) for constructive fraud or other claims based on constructive knowledge or (iii) for negligent misrepresentation, equitable fraud or any other fraud based claim or theory that is other than actual and intentional fraud.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means (i) any federal, state, provincial, local, municipal, non-U.S. or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal); (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature, including any (public or private) arbitrator or arbitral tribunal; or (iv) any agency, authority, board, bureau, arbitrator (public or private) commission, department, office or instrumentality of any nature whatsoever of any federal, state, provincial, local, municipal or non-U.S. government or other political subdivision or otherwise, or any officer or official thereof with requisite authority. For the avoidance of doubt, “Governmental Entity” includes the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Hazardous Substance” means any material, substance or waste regulated by Environmental Laws due to its dangerous or deleterious properties or characteristics, including petroleum. For the avoidance of doubt, Hazardous Substance shall not include COVID-19.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” has the meaning set forth in Section 3.23(c).

“Inbound License” means any contract (including a covenant not to sue) pursuant to which any Company Entity is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property Rights, or any contract pursuant to which any Company Entity obtains a right to access or exploit a Person’s Intellectual Property Rights in the form of services, such as a Software-as-a-Services contract or a cloud services contract.

“Indebtedness” means, with respect to any Person and without duplication, the aggregate amount of (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar securities or instruments (excluding, for the avoidance of doubt, obligations related to any banker’s acceptance, payment, performance or surety bond or other type of surety agreement, in each case, to the extent not drawn), (iii) all reimbursement obligations of such Person under or pursuant to letters of credit or other similar instruments or arrangements by which such Person assures a creditor against loss, to the extent any such letters of credit or similar instruments or arrangements have been drawn, (iv) all obligations of such Person under or pursuant to any conditional sales or other arrangements for the deferred purchase price of property or services, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the ordinary course of business and included in the calculation of Closing Net Working Capital), including earn-outs and other contingent obligations and seller notes, (v) all obligations of such Person under or pursuant to leases which have historically been recognized as capital leases (excluding for the avoidance of doubt, leases which have historically been classified by the Company Entities as operating leases and any true up amounts), (vi) accounts payable and accrued Liabilities to an Affiliate of the Company (other than another Company Entity) (excluding amounts paid under the leases described on Section 3.25 of the Company Disclosure Letter in the ordinary course of business (including any true-up pursuant to the terms thereof)), (vii) obligations for outstanding severance and unpaid and unfunded deferred compensation, plus the Employer Taxes attributable to the foregoing, in each case, to the extent unpaid as of the Closing Date, (viii) any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company has elected to defer pursuant to Section 2302 of the CARES Act, and any applicable Taxes that were deferred under the Payroll Tax Executive Order, in each case to the extent unpaid as of the Closing Date, (ix) all obligations of such Person under any swap, hedging, derivative or similar transaction, (x) all obligations of such Person for guarantees of another Person in respect of obligations of the type set forth in the foregoing clauses (excluding, with respect to a Company Entity, obligations of such Company Entity for guarantees of another Company Entity in respect of obligations, to the extent that the guaranteed obligations also constitute

Indebtedness hereunder), (xi) all unpaid Pre-Closing Taxes (provided that such amount may not be less than zero), and (xii) all obligations of such Person for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement or prepayment of any of the foregoing obligations. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Indebtedness include any deferred revenue, deferred rent, Company Expenses, amounts included as a current Liability in Net Working Capital, operating lease obligations, undrawn letters of credit, intercompany transactions (between two Company Entities) or any Liabilities or obligations in respect thereof.

“Indemnified Claim” has the meaning set forth in Section 9.21.

“Information” has the meaning set forth in Section 3.12.

“Infringes” means that (or an assertion that) a given item, information, content, process, or activity directly or indirectly infringes, misappropriates, dilutes or constitutes unauthorized use of, or otherwise violates the Intellectual Property Rights of, or unfairly competes with, any Person, or otherwise constitutes unfair trade practices or false advertising; and “Infringement” and “Infringing” shall have correlative meanings.

“Institutions” has the meaning set forth in Section 3.11(e).

“Intellectual Property Agreement” means, individually and collectively, all Inbound Licenses, all Outbound Licenses, and each other contract to which any Company Entity or any of its respective assets or rights are bound relating to the acquisition, transfer, development, license, use or commercialization of Intellectual Property Rights or any waiver or release of rights in, to, or under Intellectual Property Rights.

“Intellectual Property Rights” means any and all intellectual property of any kind or description in any jurisdiction throughout the world, and all corresponding rights, including the following: (i) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (ii) trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) works of authorship (whether or not copyrightable), copyrights, mask works, database rights, rights in Software and all applications, registrations, and renewals in connection therewith; (iv) Trade Secrets; and (v) other registrations, issuances and certificates and associated proprietary rights with respect to any of the foregoing.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition (whether by loan, contribution of capital, exchange or otherwise) by such Person of any notes, obligations, instruments, units, securities or other ownership interests (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Key Customers” has the meaning set forth in Section 3.22(a).

“Key Suppliers” has the meaning set forth in Section 3.22(b).

“Knowledge” means, when referring to the “Knowledge of the Company” or any similar phrase or qualification based on knowledge of the Company, the actual or constructive knowledge, after reasonable inquiry, of Jackson Chao or Jamie Mitchell.

“Latest Balance Sheet” has the meaning set forth in Section 3.04.

“Law” means any federal, state, provincial, local, municipal or non-U.S. statute, law, ordinance, regulation, rule, code, judicial or administrative order, principle of common law enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Entities.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company Entities hold any Leased Real Property, including all amendments and supplements thereto.

“Lenders” means the agents, arrangers, financial institutions, lenders and other similar entities that are party to or have committed to provide or arrange or act as administrative agent or collateral agent with respect to the Debt Financing or other financings in connection with the transactions contemplated hereby, together with their Affiliates, and including the parties to any related commitment letters, joinder agreements, credit agreements or indentures (including the definitive agreements relating thereto and any other agreements relating to the Debt Financing), any underwriters, placement agents or initial purchasers in connection with the Debt Financing and their respective successors and assigns, and their current and former Representatives and agents and their respective Affiliates’ current and former Representatives and agents and their and their respective Affiliates’ successors and assigns.

“Liability” means any debt, liability, loss, cost, expense or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, asserted or unasserted, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, due or to become due, fixed, absolute, contingent or otherwise.

“Lien” means any mortgage or deed of trust, pledge, security interest, license, lien or other encumbrance.

“Material Adverse Effect” means any material adverse effect on (x) the financial condition or results of operations of the Company Entities, taken as a whole or (y) the ability of Seller or the Company to enter into this Agreement or consummate the transactions contemplated hereby; provided, however, that, a “Material Adverse Effect” shall not include, either alone or in combination, any effect arising or resulting from one or more of the following: (i) changes in conditions in the industries or markets in which the Company Entities operate, changes in the U.S. economy or financial markets or any non-U.S. economy or financial markets where any of the Company Entities operate; (ii) the taking of any action by Buyer or any of its Affiliates in violation of this Agreement, (iii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, fires or other natural disasters, weather conditions, epidemics or pandemics or disease outbreak (including COVID-19) or any COVID-19 Measures, or any Law or Order issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic, or disease outbreak (including COVID-19) or material worsening of such conditions threatened or existing as of the date of this Agreement and any other force majeure events in the United States or any other any location where any of the Company Entities has material operations or sales; (iv) national or international political or social conditions (or changes in such conditions), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) any change after the date hereof in GAAP or Law; (vi) actions taken or omitted at the written request of or with the prior written consent of Buyer hereinafter given pursuant to the terms of this

Agreement; (vii) any action expressly required by this Agreement; (viii) the announcement, pendency or consummation of the purchase and sale of the Purchased Interests or any of the other transactions contemplated by this Agreement; or (ix) any failure by the Company to meet any projections, forecasts or revenue or earnings projections; provided that the underlying cause of the Company’s failure to meet such projections, forecasts or revenue or earnings projections may be taken into account to the extent not otherwise excluded hereunder; provided, further, that in the case of the foregoing clauses (i), (iii), (iv) and (v), such matters may be taken into account to the extent (but only to the extent) that any such matters disproportionately impact the Company Entities, taken as a whole, relative to other similarly situated businesses operating in the industries and markets in which the Company Entities operate.

“Material Contracts” has the meaning set forth in Section 3.10(b).

“Nampa Sale Agreement” means that certain Purchase and Sale Agreement, dated as of October 12, 2021, by and between NxEdge, Inc. and 16989 Madison, LLC, as it may be amended from time to time prior to the Closing.

“Net Working Capital” means the consolidated current assets of the Company Entities as of the Adjustment Calculation Time in the asset categories set forth on Exhibit F attached hereto minus the consolidated current Liabilities of the Company Entities as of the Adjustment Calculation Time in the liability categories set forth on Exhibit F attached hereto, in each case as determined in accordance with the Agreed Accounting Principles. For the avoidance of doubt, the Closing Net Working Capital shall exclude Cash-on-Hand, current and deferred income Tax assets and income Tax Liabilities, Company Expenses and Company Indebtedness. An illustrative calculation of Net Working Capital as of the date of the Latest Balance Sheet is set forth on Exhibit F attached hereto.

“New Debt Financing” has the meaning set forth in Section 5.04(b).

“Non‑Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, advisors, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, advisor, agent, attorney, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Notice of Disagreement” has the meaning set forth in Section 1.05(c).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-the-Shelf License” means any non-exclusive license for commercially available “off-the-shelf” Software in object code or executable form or as Software-as-a-Service.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU Affero General Public License (AGPL), Server Side Public License (SSPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, any license identified as an open source license by the Open Source Initiative (www.opensource.org)), and any other license that requires or conditions the use or distribution of such Software or other material, or portion thereof, on (i) the disclosure, licensing, or distribution of any source code for any portion of such Software or (ii) the granting to licensees of the right to make derivative works or other modifications to such Software or other material or portions thereof.

“Order” means any order, judgment, injunction, decree, ruling, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Entity.

“ordinary course of business” means the ordinary course of the Company Entities’ businesses, consistent with past practice (including recent past practice in light of COVID-19 and COVID-19 Measures).

“Organizational Documents” means, with respect to any Person that is an entity, such Person’s organizational documents, including the certificate of organization, incorporation or partnership, bylaws, operating agreement or partnership agreement, joint venture and trust agreements, and any similar governing documents of any such Person.

“Outbound License” means any contract (including a covenant not to sue) pursuant to which a Company Entity authorizes or otherwise permits any other Person to access or exploit any Company Intellectual Property, including in the form of services, such as a Software-as-a-Services contract or a cloud services contract.

“Owned Intellectual Property” has the meaning set forth in Section 3.11(a).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Company Entity.

“Payoff Letters” means, with respect to indebtedness for borrowed money under the Credit Facility, payoff letters and wire instructions in customary form providing the Company with a confirmation that all Liens and all payment obligations with respect to such indebtedness for borrowed money have been or will have been released effective as of the payment in full off such indebtedness as indicated therein; provided that, for the avoidance of doubt, such payoff letters shall not be required to include any waiver or release of indemnification, contribution or other obligations of the Company or its Subsidiaries under, or that otherwise survive termination of, the Credit Facility.

“Permit” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, authorizations, consents or orders of, notifications to or filings with any Governmental Entity.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company Entity and, in either case for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP); (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company Entity and, in either case, for which appropriate reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP) and which shall be paid in full and released at Closing; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property that are not violated by the current use or occupancy of such Real Property or the operation of the business thereon; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property that do not or would not materially impair the occupancy or use of such Real Property in the operation of the Company Entities’ businesses conducted thereon or proposed to be conducted thereon; (v) Liens under the Credit Facility, (vi) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business; and (vii) those items set forth on Section 8.01 of the Company Disclosure Letter.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint shares company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that identifies or that could be used to identify a natural person, either alone or when combined with other personal or identifying information that is linked or linkable to the person and (ii) any other data or information that constitutes “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or similar term under any applicable Law or any policy of the Company Entities relating to privacy.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Pre-Closing Taxes” means, to the extent such amounts are not included in the calculation of Net Working Capital, and without duplication, an amount equal to the unpaid income Tax liabilities of the Company Entities for the taxable period ending on the Closing Date, or with respect to a Straddle Period, the portion of such period ending on the Closing Date, solely for jurisdictions in which the Company Entities have historically filed income Tax Returns in accordance with applicable law, determined (i) in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company Entities in preparing Tax Returns and only in jurisdictions where the Company Entities have historically filed income Tax Returns or first began doing business in the most recent applicable Tax period, (ii) without regard to any Tax refund receivables, except to the extent that any Tax refund receivable is permitted to be applied (as a Tax payment or credit) against such unpaid income Tax liabilities under applicable law, (iii) taking into account the Transaction Tax Deductions (applying the seventy percent (70%) safe harbor election under Revenue Procedure 2011-29 to any success based fees), (iv) in accordance with Section 6.19(c), (v) excluding any Taxes attributable to transactions taken by Buyer or its Affiliates (including the Company Entities following the Closing) occurring on the Closing Date after the Closing, (vi) excluding any Taxes attributable to transactions executed at the direction of Buyer or its Affiliates or with respect to Buyer Financing, (vii) excluding any liabilities or reserves established for contingent Taxes or with respect to uncertain Tax positions, (viii) excluding any deferred Tax liabilities or deferred Tax assets, (ix) taking into account all payments made by (or credits received in lieu thereof) the Company Entities prior to the Closing, including any estimated Tax payments and (x) taking in account Taxes arising out of or resulting from this Agreement for which Seller is liable pursuant to Section 6.10 (Transfer Taxes).

“Property Funds” means all amounts deposited with Escrow Holder (as defined in the Nampa Sale Agreement) or any other escrow agent under the Nampa Sale Agreement, other than any earnest money deposit that was applied to the purchase price at the closing of the transactions contemplated under the Nampa Sale Agreement.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Privileged Communications” has the meaning set forth in Section 9.19.

“Purchase Price” has the meaning set forth in Section 1.02.

“Purchased Interests” has the meaning set forth in the recitals.

“RLC Debt Financing” has the meaning set forth in Section 5.04(b).

“R&W Insurance Policy” means a buyer-side representations and warranties insurance policy to be conditionally bound as of the date hereof and issued on the Closing Date by Gemini Insurance Company to Buyer.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping into the environment.

“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant or any other Person acting in a representative capacity for such Person or, in the case of Buyer, any existing or potential source of financing.

“Required Financing Information” means (i) the financial statements with respect to the Company and its consolidated subsidiaries specified in Sections 9(b) and 9(c) of Addendum I to the term sheets attached to the Debt Commitment Letters (it being acknowledged and agreed that the foregoing has been satisfied with respect to the fiscal years ending December 31, 2019 and December 31, 2020 and the nine-month period ending September 30, 2021 by the delivery of the Financial Statements), (ii) readily available information reasonably requested in writing by Buyer in the preparation of the pro forma financial statements referred to in Section 6.17(a) and (iii) such other pertinent and customary information which is readily available regarding the Company Entities as may be reasonably requested in writing by Buyer (or its lenders) to the extent that such information is required in connection with the Debt Financing and is of a type customarily included in an information memorandum or lender presentation used in connection with the syndication of bank credit facilities.

“Required Lien Releases” means such releases, including UCC-3 terminations and releases of deeds of trust, as required to release or terminate (i) all Liens on or related to the equity interests, assets and properties (including Equity Securities and Intellectual Property Rights) of any Company Entity under the Credit Facility and (ii) the Deed of Trust, dated May 23, 2018, issued by NxEdge Inc. of Boise to Cadence Bank, N.A.

“Reserve Amount” has the meaning set forth in Section 9.21.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; or (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described on OFAC’s Specially Designated National and Blocked Persons List or OFAC’s Sectoral Sanctions Identification List.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in Section 9.19.

“Seller Parties” has the meaning set forth in Section 6.03(a).

“Software” means any and all computer programs, operating systems, applications systems, firmware or software code of any nature, whether operational or under development, in object code or source code, and any derivations, updates, enhancements and customizations of any of the foregoing, and any application programming interfaces (APIs), user interfaces, command structures, menus, buttons and icons, flow-charts, and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Targeted Net Working Capital” means $35,200,000.

“Tax” means (i) any federal, state, county, local, non-U.S. or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, alternative or add on minimum, estimated or other tax, governmental fee, or similar assessment or charge of any kind whatsoever (including deficiencies, penalties, additions to tax and interest attributable thereto), whether disputed or not.

“Tax Returns” means any return, declaration, election, disclosure, report, claim for refund, statement or information report required to be filed with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Tax Sharing Agreement” means a contract (including any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, or other agreement relating to Taxes), other than commercial contracts with customers, vendors, lenders, lessors or the like the primary purpose of which is not Taxes.

“Termination Date” has the meaning set forth in Section 7.01(b).

“Trade Control Laws” has the meaning set forth in Section 3.20(a).

“Trade Secrets” means trade secrets and other confidential information, including source code, know how, methods, processes, techniques, data, formulae, algorithms, research, records, reports, industrial models, architectures, layouts, designs, drawings, plans, product specifications, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

“Transaction Tax Deduction” means any income Tax deduction permitted under applicable Tax Law at a more likely than not, or higher, level of comfort with respect to (a) transaction bonuses, change-in-control payments, severance payments, retention payments or similar payments made by the Company Entities in connection with the purchase and sale of the Purchased Units or the other transactions contemplated by this Agreement, (b) the fees, expense and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company Entities with respect to the payment of Indebtedness (or that were included in Closing Net Working Capital), (c) the amount of the Company Expenses, including for this purpose, amounts that would be Company Expenses but that were paid prior to the Closing, (d) investment banking or success based fees and (d) any other deductible payments attributable to the purchase and sale of the Purchased Units or the other transactions contemplated by this Agreement, in each case, that are economically borne by Seller, including by being included as a deduction to the Purchase Price paid by Buyer to Seller; provided however, such deductions shall be subject to the review and consent of Buyer not to be unreasonably withheld or consented.

“Transfer Tax” has the meaning set forth in Section 6.10.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Union” means any labor union, trade union, council of trade unions, employee bargaining agency, affiliated bargaining agent, works council or other employee representative body.

“Waived Benefits” has the meaning set forth in Section 6.14.

“WARN Act” has the meaning set forth in Section 3.16(c).

8.02        Usage.

(a)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)          Words denoting any gender shall include all genders (including the neutral gender). Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(c)          A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(d)          All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(e)          All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(f)          The phrase “to the extent” means “the degree by which” and not “if”.

(g)          All references to an Article, Section or Exhibit shall be deemed to refer to such Article, Section or Exhibit of this Agreement, unless otherwise specified.

(h)          The terms “hereof,” “herein,” “hereunder” and derivative words refer to this entire Agreement, unless the context otherwise requires.

(i)          The words “either,” “or,” “neither,” “nor” and “any” are not exclusive.

(j)          The phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Buyer or the Company, that such information, document or material was made available for review in the virtual data room established by the Company or its Representatives in connection with this Agreement prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to the Company or Buyer, respectively, or its Representatives prior to the execution of this Agreement.

ARTICLE 9
MISCELLANEOUS

9.01        No Survival; Certain Waivers.

(a)          None of the representations and warranties of any party hereto contained in this Agreement or any of the other documents contemplated hereby (including any certificate delivered in connection herewith) shall survive the Closing (with the parties hereto agreeing to contractually shorten the applicable statutes of limitation by such non-survival). None of the covenants of any party hereto required to be performed by such party before the Closing shall survive the Closing. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms call for performance at or after the Closing shall survive the Closing until they have been performed or satisfied.

(b)          Each of Buyer, on the one hand, and Seller and the Company, on the other, acknowledges and agrees that, except for claims against any party hereto for Fraud committed by such party hereto, (i) from and after the date hereof until the Closing, such party’s and its Non-Recourse Parties’ sole and exclusive remedy against the other party or parties hereto and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely against parties to this Agreement pursuant to the provisions of Section 7.01 or Section 9.17 in accordance with the terms hereof; and (ii) from and after the Closing, such party’s and its Non-Recourse Parties’ sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transaction contemplated hereby or otherwise with respect to ownership or operation of the Company Entities at or prior to the Closing, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity,  on public policy grounds, under any Law (including under securities Laws or RICO), for conspiracy, aiding or abetting or other similar claim (including with respect to a claim permitted against a party to this Agreement), or otherwise, shall be solely and exclusively against a party to this Agreement for breach of any agreement or covenant of such party herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 9.01(a) or the provisions of the Escrow Agreement. In furtherance of the foregoing, each of the parties hereto hereby waives, releases and covenants not to sue regarding, on its own behalf and on behalf of its Non-Recourse Parties, to the fullest extent permitted under applicable Law, the other party or parties to this Agreement and their Non-Recourse Parties, whether in any individual, corporate or any other capacity, any and all other rights, claims and causes of action such party and its Non-Recourse Parties may have against the other party or parties to this Agreement and their Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any exhibit, Company Disclosure Letter or document delivered hereunder or any failure to obtain any consent or authorization from any Person in connection with the transactions contemplated hereby) or the ownership or operation of the Company Entities prior to the Closing, including whether arising under or based upon any Law (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or any other Environmental Laws) or otherwise and including any rights to rescission of the transactions contemplated hereby and including any rights of contribution, indemnification, reimbursement or other similar rights, other than claims against the other party or parties for breach of any agreement or covenant herein surviving, and requiring performance by it or them at or after, the Closing to the extent provided in Section 9.01(a) or the provisions of the Escrow Agreement and other claims against a party to this Agreement that committed Fraud. The parties hereto agree that the limits imposed on the parties’ and their Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 9.01(b)) were specifically bargained for between sophisticated parties and were specifically taken into account in determining the terms of this Agreement. Each party agrees on behalf of itself and each of its Non-Recourse Parties not to avoid or attempt to avoid the limitations on liability set forth in this Agreement by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability or asserting any claim against any of the  Non-Recourse Parties of another party to this Agreement for conspiracy, aiding or abetting or other theory of liability with respect to a claim that may be asserted against a party to this Agreement all of which are hereby irrevocably waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement.

9.02       Amendment and Waiver. Except as otherwise expressly provided in Section 9.20, this Agreement may be amended or any provision of this Agreement may be waived; provided, that (i) any amendment shall be binding only if such amendment is set forth in a writing executed by Seller, the Company and Buyer and (ii) any waiver of any provision of this Agreement shall be effective against Seller, the Company and Buyer only if set forth in a writing executed by such Person. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

9.03       Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing (including by electronic mail) and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, (iv) if delivered by electronic mail, on (x) the date of such transmission, if such transmission is completed on a Business Day prior to 5:00 p.m., local time of the recipient party, and (y) the next Business Day following the date of transmission, if such transmission is completed on a Business Day after 5:00 p.m., local time of the recipient party, or at any time on a day that is not Business Day. Notices, demands and communications to the Company, Seller or Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Company (prior to the Closing) and/or to Seller:

TCFII NxEdge Holdings LLC
c/o Trive Capital
2021 McKinney Avenue, Suite 1200
Dallas, TX 75201
Attention:	David Stinnett, Steve Yoost
Email:	davidstinnett@trivecapital.com, steveyoost@trivecapital.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:	Jon-Micheal A. Wheat, P.C. Katherine M. Bryan
Email:	jon-micheal.wheat@kirkland.com katherine.bryan@kirkland.com

Notices to the Company (following the Closing) and/or to Buyer:

EnPro Holdings, Inc.
c/o EnPro Industries, Inc.
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
Attention:	Ian White Tom Price
Email:	ian.white @enproindustries.com tom.price@enproindustries.com with a copy to (which shall not constitute notice):

Robinson, Bradshaw & Hinson, P.A.
101 N. Tryon St., Suite 1900
Charlotte, NC  28246
Attention:	Kelly L. Loving
Email:	kloving@robinsonbradshaw.com

Without limiting the foregoing, any party hereto may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.

9.04          Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) without the prior written consent of Seller and Buyer; provided, that this Agreement, and all rights, interests and obligations hereunder, may be assigned, in whole or in part, without consent, by Buyer to any of its Affiliates, for collateral security purposes to any Persons providing financing to Buyer, the Company or any of its Subsidiaries pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing), or to any Person that acquires all or a material portion of the capital stock or other equity interests or the assets or business of Buyer in any form of transaction. No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.04 is void.

9.05       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.06       No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Buyer and Seller confirms that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement shall control and prior drafts of this Agreement shall not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement).

9.07       Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption had been used in this Agreement.

9.08       Complete Agreement. This Agreement, together with the Company Disclosure Letter, the Confidentiality Agreement and the Ancillary Agreements, whether executed and delivered on or after the date hereof, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, whether written or oral, or any prior course of dealing among them, which may have related to the subject matter hereof in any way.

9.09       Company Disclosure Letter. The disclosure of any item in any Section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure, notwithstanding the fact that the Company Disclosure Letter is arranged by sections corresponding to the sections in this Agreement or that a particular Section of this Agreement makes reference to a specific Section of the Company Disclosure Letter and notwithstanding that a particular representation and warranty may not make a reference to the Company Disclosure Letter. The inclusion of information in the Company Disclosure Letter shall not be construed as, and shall not constitute, an admission or agreement that a violation, right of termination, default, Liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to any of the Company Entities. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

9.10        No Additional Representations; Disclaimer.

(a)        Buyer acknowledges, agrees, represents and warrants that none of the Company, Seller or any of their respective Non-Recourse Parties, nor any other Person acting on behalf of any of the foregoing Persons or any of their respective Affiliates or Representatives, has made, and Buyer is not relying on, any representation or warranty, express or implied (including as to the accuracy or completeness of any information regarding Seller, the Company Entities or their respective businesses, operations or assets), except for the representations and warranties expressly set forth in Article 3 and Article 4 of this Agreement or in the Company Closing Certificate. Buyer further agrees that no Company Entity or Seller or any of their respective Non-Recourse Parties, will have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, or any information, document or material made available to Buyer or its Affiliates or their respective, counsel, accountants, consultants, advisors, agents or other representatives in certain “data rooms” and online “data sites,” management presentations, management interviews, the confidential information memorandum, the information provided pursuant to Section 6.01 or any other form in expectation or anticipation of the purchase and sale of the Purchased Interests or any of the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in Section 9.01 and this Section 9.10(a) this Agreement, the agreements, covenants, representations and warranties of Buyer contained in this Section 9.10(a) shall survive the Closing indefinitely.

(b)         Buyer acknowledges and agrees that, except for the representations and warranties of the Seller Parties expressly set forth in Article 3 and Article 4, as applicable, this Agreement or the Company Closing Certificate, the Purchased Interests are being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR ANY OTHER EXPRESSED OR IMPLIED WARRANTY. Buyer acknowledges and agrees that it is consummating the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement without reliance on any representation or warranty, express or implied, whatsoever by the Company, Seller or any of their respective Non-Recourse Parties or any of their counsel, advisors, consultants, agents or other Representatives, except for the representations and warranties of the Seller Parties expressly set forth in Article 3 and Article 4, as applicable, this Agreement and the Company Closing Certificate.

(c)          In connection with Buyer’s investigation of the Company Entities, Buyer has received, directly or indirectly, through its Affiliates, counsel, advisors, consultants, agents or other representatives, from or on behalf of the Company or its Affiliates, counsel, advisors, consultants, agents or other representatives, certain projections, including projected statements of operating revenues, income from operations, and cash flows of the Company Entities (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts, plans, statements, predictions, presentations, calculations and other similar data, that Buyer is well aware of such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data), and that Buyer nor any of its Non-Recourse Parties shall have any claim under any circumstances against Seller, the Company Entities or any of their respective Non-Recourse Parties with respect thereto or arising therefrom.  Accordingly, none of Seller, the Company Entities or any of their respective Non-Recourse Parties makes any representations or warranties whatsoever to Buyer or any other Person, with respect to such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data (including the reasonableness of the assumptions underlying such projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data) and no such Person shall be entitled to rely on such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data for any purpose, including in connection with the purchase and sale of the Purchased Interests or any of the other transactions contemplated by this Agreement or the financing thereof.

(d)          Seller acknowledges, agrees, represents and warrants that none of Buyer or any of its Non-Recourse Parties, nor any other Person acting on behalf of any of the foregoing Persons or any of their respective Affiliates or Representatives, has made, and Seller is not relying on, any representation or warranty, express or implied (including as to the accuracy or completeness of any information regarding Buyer or its respective business, operations or assets), except for the representations and warranties expressly set forth in this Agreement or the Ancillary Agreements. Notwithstanding anything to the contrary contained in this Agreement, the agreements, covenants, representations and warranties of Seller contained in this Section 9.10(d) shall survive the Closing indefinitely.

9.11        Counterparts. This Agreement may be executed in multiple counterparts (including by means of electronically transmitted (including in .pdf or .tif formats) signature pages), all of which, taken together, shall constitute one and the same Agreement.

9.12       Governing Law. Except as otherwise expressly provided in Section 9.20, this Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the transactions contemplated in this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and enforced in accordance with the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice of law or conflict of law provisions or any borrowing statute (whether of the State of Delaware or any other jurisdiction), in any case, that would cause the application of the Laws of any other jurisdiction other than the State of Delaware.

9.13        CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 1.05 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER) AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 9.20, THE PARTIES AGREE THAT

JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.03. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

9.14       WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.15       Prevailing Party. Except as otherwise provided in Section 1.05, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.

9.16       Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in Section 9.20, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies or Liabilities under or by reason of this Agreement; provided that the Non-Recourse Parties of Seller and, solely with respect to Section 6.09, Persons who were officers and/or directors of the Company prior to Closing shall be deemed to be third-party beneficiaries of, and shall be entitled to enforce, Section 1.04, Section 1.05, Section 6.09, Section 9.01 and Section 9.10.

9.17        Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and to thereafter cause the transactions contemplated by this Agreement to be consummated, and (ii) the right of specific performance and other equitable relief is an integral part of the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.17 shall not be required to provide any bond or other security in connection with any such order or injunction.

9.18        Time. With regard to all dates, deadlines and time periods set forth or referred to in this Agreement, time is of the essence.

9.19        Provisions Respecting Representation of the Company. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to the Company Entities, on the one hand, and certain of their Non-Recourse Parties (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the purchase and sale of the Purchased Interests or any of the other transactions contemplated by this Agreement notwithstanding such representation, and each of the parties hereto (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree that from and after the Closing any privilege attaching as a result of Kirkland & Ellis LLP representing the Company or any of its Subsidiaries in connection with the purchase and sale of the Purchased Interests and any of the other transactions contemplated by this Agreement shall be controlled by Seller on behalf of Seller and its Non-Recourse Parties. As to any privileged attorney‑client communications between Kirkland & Ellis LLP and the Company or Kirkland & Ellis LLP and any of the Company’s Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), Buyer, the Company and each of its

Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become property of (and be controlled by) Seller, and none of Buyer, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that Buyer is legally required or requested by any Governmental Entity to access or obtain a copy of all or a portion of the Privileged Communications, Buyer shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that Buyer shall promptly notify Seller in writing (prior to the disclosure by Buyer of any Privileged Communications to the extent practicable) so that Seller can seek a protective order and Buyer agrees to use commercially reasonable efforts (at the sole cost and expense of Seller) to assist therewith.

9.20        Debt Financing Party Arrangements.

Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Person that has committed or subsequently commits to provide or otherwise enters into agreements in connection with providing the Debt Financing to Buyer or any of its Affiliates (the “Financing Sources,” which defined term for the purposes of this provision shall include the lenders and financing sources providing the Debt Financing and their respective former, current and future Affiliates, equityholders, members, partners, controlling persons, officers, directors, employees, agents, advisors and representatives involved in such Debt Financing) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Financing shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, in contract, in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, (i) Seller and its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing, whether at law or in equity, in contract, in tort or otherwise and (ii) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to Seller or any of its Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this provision and Sections 9.02 (Amendment and Waiver), 9.12 (Governing Law), 9.13 (Consent to Jurisdiction) and 9.16 (Third Party Beneficiaries) which cross-reference this Section

9.20 to the same extent as if the Financing Sources were parties to this Agreement. This Section 9.20, and Sections 9.02, 9.12, 9.13 and 9.16 (and any related definitions) may not be amended, modified or supplemented, or any of its provisions waived, without the written consent of the Financing Sources, which consent may be granted or withheld in the sole discretion of the Financing Sources.

9.21        Special Indemnity.

(a)          From and after the Closing Date, Seller shall indemnify, defend, protect and hold harmless Buyer and its Affiliates (including the Company Entities) from and against all losses, Liabilities, obligations, damages, judgments, assessments, costs and expenses, including out-of-pocket expenses for investigation and reasonable attorneys’ fees, arising out of, relating to or resulting from the second numbered matter set forth on Section 3.13 of the Company Disclosure Letter (the “Indemnified Claim”), up to the amount set forth on Section 3.13 of the Company Disclosure Letter (the “Reserve Amount”).

(b)          Seller shall have the right from and after the Closing Date to assume and conduct the defense of the Indemnified Claim, at its sole cost and expense and with counsel selected by Seller, provided that it conducts such defense in a commercially reasonable and diligent manner.  If Seller assumes the defense of the Indemnified Claim, Buyer shall have a reasonable opportunity to also participate in (but not control) the defense of the Indemnified Claim with its own counsel and at its own expense. Seller shall be authorized to consent to a settlement of, or the entry of any judgment arising from or in respect of, the Indemnified Claim without the consent of Buyer provided the amount of such settlement does not exceed the Reserve Amount, and provided further that Seller shall (i) obtain, as a condition to such settlement or other resolution, a complete release of Buyer and all Company Entities affected by the Indemnified Claim and (ii) the settlement or other resolution does not include or entail (A) the imposition of any consent order, injunction or decree that would restrict the future activity or conduct of Buyer or any of its Affiliates (including the Company Entities) or (B) any admission of liability or fault on the part of any Company Entity. Buyer and Seller agree to reasonably cooperate with each other in connection with the defense of, negotiations with respect to and if applicable settlement of the Indemnified Claim.  If Seller does not affirmatively elect to assume and conduct the defense of the Indemnified Claim within thirty (30) days after the Closing Date or fails thereafter to conduct the defense thereof in a commercially reasonable and diligent manner, Buyer shall have the sole right thereafter to conduct and control, through counsel of its own choosing, and the fees, costs and expenses of such defense shall be recoverable solely from the remaining Adjustment Escrow Funds (if any) (and Seller shall not have the right to control), the defense, compromise and settlement of the Indemnified Claim. For the avoidance of doubt, Seller shall have no right without Buyer’s prior written consent, which Buyer may grant or withhold in its sole discretion, to consent to a settlement of or the entry of any judgment arising from or in respect of the Indemnified Claim for an amount exceeding the Reserve Amount.

(c)         Upon the earliest to occur of (x) the execution of a binding memorandum of understanding or similar agreement for settlement of the Indemnified Claim, or (y) the entry of any judgment arising from or in respect of the Indemnified Claim, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to promptly release (i) to Buyer, the lesser of (A) any amount so agreed or ordered to be paid by any Company Entity (including attorneys’ fees) pursuant to such binding memorandum of understanding, settlement agreement or judgement, plus, in the event of a binding memorandum of understanding or similar agreement for settlement of the Indemnified Claim, a reasonable estimate of any additional attorneys’ fees and other expenses that will be paid or payable by any Company Entity with respect to the Indemnified Claim for the period from the date thereof to judicial acceptance of the settlement and (B) the remaining Adjustment Escrow Funds (if any) up to the Reserve Amount; and (ii) to Seller, the amount, if any, by which the remaining Adjustment Escrow Funds (if any) exceed the total amount described in clause (i)(A). Buyer agrees that the payment of up to the Reserve Amount from the Adjustment Escrow Funds in the Adjustment Escrow Account shall be the sole and exclusive remedy and source of recovery for Buyer for payments in respect of the Indemnified Claim.  For the avoidance of doubt, neither Seller nor any of its Non-Recourse Parties shall have any liability for any amount due pursuant to this Section 9.21 except to the extent of funds available in the Adjustment Escrow Account (even if the Reserve Amount exceeds the Adjustment Escrow Funds in the Adjustment Escrow Account).

9.22        Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date first written above.

SELLER

TCFII NXEDGE HOLDINGS LLC

By:	/s/ Jackson Chao
Name: Jackson Chao
Its: Chief Executive Officer

THE COMPANY

TCFII NXEDGE LLC

By:	/s/ Jackson Chao
Name: Jackson Chao
Its: President and Chief Executive Officer

BUYER

ENPRO HOLDINGS, INC.

By:	/s/ Robert S. McLean
Name: Robert S. McLean
Its: Vice President and Secretary

Signature Page to Purchase and Sale Agreement